UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Roku, Inc.
(Name of Registrant as Specified in Its Charter)

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Roku, Inc.
1173 Coleman Avenue
San Jose, California 95110
Notice of Annual Meeting of Stockholders
To Be Held on June 11, 2026 at 9:00 a.m. Pacific Time
To Our Stockholders:
On behalf of our Board of Directors, we invite you to attend the 2026 Annual Meeting of Stockholders (the Annual Meeting) of Roku, Inc., a Delaware corporation (Roku). The Annual Meeting will be held virtually, by live webcast at www.virtualshareholdermeeting.com/ROKU2026 on Thursday, June 11, 2026 at 9:00 a.m. Pacific Time. As more fully described in the accompanying proxy statement, the Annual Meeting is being held:
1.	To elect three Class III directors to serve until our 2029 annual meeting of stockholders.
2.	To consider an advisory vote on Roku’s named executive officer compensation.
3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026.
4.	To conduct any other business properly brought before the Annual Meeting.
Only stockholders of record of our Class A and Class B common stock at the close of business on April 13, 2026 (the Record Date) may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
On or about April 24, 2026, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to electronically access our proxy statement and annual report at www.proxyvote.com, vote by internet or by telephone, or receive a paper copy of our proxy materials by mail. You will be asked to enter the control number located on your Notice or proxy card.
For ten days prior to the Annual Meeting, a list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting. Please email corporatesecretary@roku.com to make arrangements to examine the stockholder list.
By order of the Board of Directors,
Anthony Wood
Chief Executive Officer, President, and Chairman
San Jose, California
April 24, 2026
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote in advance by following the instructions in your proxy card or Notice. If you already voted by proxy, you can change your vote during the Annual Meeting. If your shares are held by a broker, bank, or other agent and you wish to vote during the Annual Meeting, you must follow the instructions provided by the broker, bank, or other agent.

Roku, Inc. 2026 Proxy Statement

Voting and Meeting Information
This section explains how to participate in and vote at the Annual Meeting and summarizes certain information contained elsewhere in this proxy statement. This section does not contain all of the information that you should consider in deciding how to vote at the Annual Meeting, and you should read the entire proxy statement carefully before voting.
Why did I receive a notice regarding the availability of proxy materials on the internet?
We have elected to provide access to our proxy materials over the internet. Accordingly, we have sent our stockholders the Notice because our Board of Directors (our Board) is soliciting our stockholders’ proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders may access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or request a printed copy may be found in the Notice. We expect to mail the Notice on or about April 24, 2026 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend and participate in the Annual Meeting online?
The Annual Meeting will be conducted virtually, via live webcast only. You will not be able to attend the Annual Meeting in person. We believe the virtual format allows us to communicate effectively and efficiently with all of our stockholders while enhancing attendance and participation regardless of where a stockholder resides. Any stockholder can virtually attend the Annual Meeting online at www.virtualshareholdermeeting.com/ROKU2026. Stockholders may vote and submit questions while attending the meeting online. Guests may also attend the Annual Meeting, but will not be able to vote or ask questions.
The Annual Meeting will begin at 9:00 a.m. Pacific Time. We encourage you to access the webcast before the start time. Online check-in will begin at 8:45 a.m. Pacific Time. To enter the meeting as a stockholder, you will need a control number. Your control number will be included in the Notice or on your proxy card if you are a “stockholder of record” (defined below) or included with your voting instructions received from your broker, bank, or other agent if you hold your shares of common stock in “street name” (defined below). The webcast will be recorded and available for replay for at least 30 days after the Annual Meeting on www.virtualshareholdermeeting.com/ROKU2026.
How do I ask a question at the Annual Meeting?
Stockholders may submit written questions before the Annual Meeting at www.proxyvote.com or during the Annual Meeting at www.virtualshareholdermeeting.com/ROKU2026. If you wish to submit a question during the Annual Meeting, log in to the virtual meeting website using your control number, type your question into the “Ask a Question” field and click “Submit.” Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. We will endeavor to answer as many questions related to the business of the Annual Meeting that comply with our Annual Meeting Rules of Conduct as time permits. Our Annual Meeting Rules of Conduct will be available at www.virtualshareholdermeeting.com/ROKU2026.
What if I need technical assistance?
Beginning at 8:45 a.m. Pacific Time on the date of the Annual Meeting, a support team will be available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any technical difficulties, contact the support number posted on www.virtualshareholdermeeting.com/ROKU2026.
Roku, Inc. 2026 Proxy Statement	1

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 13, 2026 will be entitled to vote at the Annual Meeting. On the Record Date, there were 131,191,687 shares of Class A common stock and 16,502,064 shares of Class B common stock outstanding and entitled to vote (together referred to as our common stock).
A list of stockholders entitled to vote will be available for 10 days ending the day before the Annual Meeting at our headquarters, 1173 Coleman Avenue, San Jose, California 95110. To view the stockholder list, contact the office of our Corporate Secretary via email at corporatesecretary@roku.com.
Stockholders of Record: Shares Registered in Your Name
If, on April 13, 2026, your shares of common stock were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a “stockholder of record.” A stockholder of record may vote online during the Annual Meeting or by proxy. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If, on April 13, 2026, your shares of common stock were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares of common stock held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting, but you may vote your shares online during the Annual Meeting only by following the instructions from your broker, bank, or other agent.
What matters am I voting on?
There are three matters scheduled for a vote:
•	Election of three Class III directors to hold office until our 2029 annual meeting of stockholders;
•	Approval, on an advisory basis, of the compensation of our named executive officers (NEOs); and
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026.
What if another matter is properly brought before the Annual Meeting?
Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may vote “For” the nominees to our Board or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or you may “Abstain” from voting on the matter.
2	Roku, Inc. 2026 Proxy Statement

Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online before or during the Annual Meeting or before the Annual Meeting by proxy online, by telephone, or by mail using a proxy card that you may request. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting online and vote during the meeting. In that case, your previously submitted proxy will be disregarded.
•	To vote online during the Annual Meeting, join the meeting using your control number at 9:00 a.m. Pacific Time on June 11, 2026 at www.virtualshareholdermeeting.com/ROKU2026.
•	To vote online before the Annual Meeting, go to www.proxyvote.com.
•	To vote by telephone, call 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call).
•	To vote by mail, complete, sign, and date the proxy card and return it promptly in the envelope provided.
If we receive your vote online or by phone or your signed proxy card up until 11:59 p.m. Eastern Time on June 10, 2026, we will vote your shares as you direct. To vote online or by telephone, you will need your control number, which will be included in the Notice or on your proxy card. Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.
Beneficial Owners: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank, or other agent. You will need your control number to vote, which will be included with your voting instructions received from your broker, bank, or other agent.
Can I change my vote?
Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•
You may send a written notice that you are revoking your proxy to the office of our Corporate Secretary via email at corporatesecretary@roku.com or via mail at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112.

•	You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank, or other agent, you should follow the instructions provided by them.
What happens if I do not vote?
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote during the Annual Meeting, or before the Annual Meeting by internet, by telephone, or by mailing your proxy card, your shares will not be voted. If we receive your vote by internet or telephone or your signed proxy card by 11:59 p.m. Eastern Time on June 10, 2026, or if you vote during the allotted time during the Annual Meeting, we will vote your shares as you direct.
Roku, Inc. 2026 Proxy Statement	3

Beneficial Owners: Shares Registered in the Name of a Broker or Bank
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the Annual Meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of the shares, a broker is not entitled to vote the shares held for a beneficial owner on “non-routine” matters.
Proposals 1 and 2 are non-routine matters so your broker or other agent may not vote your shares on Proposals 1 or 2 without your instructions. Proposal 3 is a routine matter so your broker or other agent may vote your shares on Proposal 3 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of each Class III director nominee, FOR the advisory approval of our NEO compensation, and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026. If any other matter is properly presented at the Annual Meeting, a proxyholder (one of the individuals named on the proxy card) will vote your shares of common stock using their best judgment.
How many votes do I have?
Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. Our Class A and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors.
How do I find out whether I have Class A or Class B common stock?
If you are unsure whether you hold shares of Class A or Class B common stock, you may contact our stock administrator at stockadmin@roku.com.
4	Roku, Inc. 2026 Proxy Statement

What vote is required to approve each proposal?
The vote required to approve each proposal is set forth below. Brokers or other agents who do not receive voting instructions from the beneficial owners of shares of Class A common stock will only have discretion to vote on Proposal 3.

Proposal		Vote Required	Effect of Broker Non-Votes	Effect of Abstentions
1.	Election of three Class III directors	Nominee receiving the highest number of “For” votes will be elected. “Withhold” votes will have no effect.	No effect	Not applicable
2.	Approval, on an advisory basis, of our NEO compensation	“For” votes from the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the matter.	No effect	Counts against
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026	“For” votes from the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the matter.	Not applicable	Counts against

Who counts the votes?
We have engaged Broadridge Financial Solutions, Inc. (Broadridge) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the internet (either before or during the Annual Meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals due for next year’s annual meeting?
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Our bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Corporate Secretary. This notice may be delivered to us via email at corporatesecretary@roku.com or via mail at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112. To be timely for the 2027 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 11, 2027 and March 13, 2027, provided that if the date of that annual meeting of stockholders is earlier than May 12, 2027 or later than July 11, 2027, you must give the required notice not earlier than the 120th day before the annual meeting date and not later than the 90th day before the annual meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Corporate Secretary must also set forth the information required by our bylaws.
Roku, Inc. 2026 Proxy Statement	5

To comply with the universal proxy rules, in addition to satisfying the requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than Roku’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the Exchange Act), no later than April 12, 2027. However, we note that the deadline provided for in Rule 14a-19 does not supersede any of the requirements or timing required by our bylaws. We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel.
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, and intended to be presented at the 2027 annual meeting of stockholders, must be received by us not later than December 25, 2026 in order to be considered for inclusion in our proxy materials for that meeting. Such proposals may be delivered to us via email at corporatesecretary@roku.com or via mail at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112.
Please refer to our bylaws and Rule 14a-19 under the Exchange Act for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our bylaws and the requirements of the U.S. Securities and Exchange Commission (SEC) for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of our common stock issued, outstanding, and entitled to vote at the Annual Meeting are present at the meeting or represented by proxy. On the Record Date, there were 131,191,687 shares of Class A common stock and 16,502,064 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share. To have a quorum, the holders of shares representing an aggregate of 148,106,164 votes must be present or represented by proxy at the Annual Meeting.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or if you vote during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the stockholders entitled to vote that are present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
How can I find the results of the voting at the Annual Meeting?
We expect that preliminary voting results will be announced during the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or they may be held in different brokerage or other accounts. Please follow the instructions on each Notice to ensure that all of your shares are voted.
6	Roku, Inc. 2026 Proxy Statement

What if multiple members of my household are stockholders, but we only received one Notice or full set of proxy materials?
SEC rules permit companies and intermediaries, such as brokers, to deliver a single Notice or set of proxy materials to stockholders sharing the same address. In accordance with these rules, we are sending only one Notice or full set of proxy materials to addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces printing and postage costs and conserves natural resources. To receive a separate copy of the Notice or, if applicable, our proxy materials, contact Broadridge at 1-866-540-7095 or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be delivered promptly in response to any request. If you would like to request householding, please contact Broadridge or your broker. Once you have elected householding, it will continue until you are notified otherwise or until you revoke your consent.
Roku, Inc. 2026 Proxy Statement	7

Board of Directors and Corporate Governance
Roku is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders. Our Board has adopted written charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee (the Governance Committee), as well as a Code of Conduct and Business Ethics that applies to all of our employees, contingent workers, officers, and directors. The committee charters and the Code of Conduct and Business Ethics, and any waivers or amendments to the Code of Conduct and Business Ethics, are available on our investor relations website (roku.com/investor) in the “Governance—Governance Overview” section.
Corporate Governance Highlights
Highlights of our corporate governance practices include:

✔
Our Board is composed of a majority of independent directors and we endeavor to periodically refresh the Board.
✔
Our Board committees are composed entirely of independent directors.
✔
Our independent directors regularly meet in executive session.
✔
We conduct regular Board and committee self-evaluations.

✔
We have adopted mandatory stock ownership guidelines for directors and senior executives.
✔
We maintain a clawback policy applicable to senior executives.
✔
We have an anti-hedging and anti-pledging policy applicable to directors and employees.
✔
We have robust Board and committee risk oversight practices.
✔
We conduct an annual say-on-pay vote.

Board Overview
Our Board currently consists of eight directors: Anthony Wood, Jeffrey Blackburn, Mai Fyfield, Jeffrey Hastings, Laurie Simon Hodrick, Neil Hunt, Gina Luna, and Ray Rothrock. Below is a snapshot of the current composition of our Board:

INDEPENDENCE	TENURE	AGE	GENDER
Independent • • • • • • • Non-Independent •	< 5 Years • 5-8 Years • • • > 8 Years • • • •	50-55 Years • 56-60 Years • • • > 60 Years • • • •	Female • • • Male • • • • •

Director Biographies
Below is biographical information, as of the date of this proxy statement, about each of our director nominees and our continuing directors, including the specific qualifications, experience, attributes, or skills that caused the Governance Committee and our Board to determine that he or she should serve as one of our directors.
8	Roku, Inc. 2026 Proxy Statement

Nominees for Election at the 2026 Annual Meeting until the Annual Meeting of Stockholders in 2029

Jeffrey Hastings
Independent Director Director since: August 2011 Age: 61 Committees: Governance (Chair)
Mr. Hastings has served as the Chief Technology Officer (CTO) of BrightSign LLC, a manufacturer of digital signage media players, since January 2024, and previously served as Chief Executive Officer (CEO) from August 2009 to January 2024. From August 2007 to March 2009, Mr. Hastings was President and General Manager, Digital Media of Corel Corporation, a software company. From August 2005 to August 2007, Mr. Hastings served as General Manager at Pinnacle Systems, Inc., a hardware and software company. From April 2004 to August 2005, Mr. Hastings served as Chief Operating Officer at M-Audio, a hardware and software company. From April 2003 to April 2004, Mr. Hastings served as President at Rio, Inc., a portable audio device company. From August 2001 to April 2003, Mr. Hastings held several roles at SonicBlue Incorporated, a consumer electronics company, with his last position being Vice President, Engineering, Operations and Customer Care. From February 2000 to August 2001, Mr. Hastings served as Executive Vice President of Products at ReplayTV, Inc. He holds a B.S. in computer science from Purdue University. Mr. Hastings was selected to serve on our Board because of his extensive experience in working with digital media companies.

Neil Hunt
Independent Director Director since: August 2017 Age: 64 Committees: Compensation
Since April 2021, Dr. Hunt has served as Chief Product Officer of Vibrant Planet, an ecotechnology startup incorporated in Delaware as a public benefit corporation. Dr. Hunt served as the Chief Strategy Officer of Curai, Inc., a healthcare technology startup, from January 2019 to October 2021, and as CEO from January 2018 to December 2018. From 1999 to July 2017, he served as Chief Product Officer at Netflix, Inc., a media technology company. Prior to Netflix, Dr. Hunt served in various engineering and product roles at the software test tool company Pure Software and its successors, Pure Atria Corporation and Rational Software. Since June 2023, Dr. Hunt has served as a director of Sony Group Corporation. He previously served as a director of Logitech International S.A. Dr. Hunt holds a doctorate in computer science from the University of Aberdeen and a B.Sc. degree and an honorary D.Sc. degree from the University of Durham. Dr. Hunt was selected to serve on our Board because of his extensive experience in the streaming media technology industry, as well as his service on public company boards.

Anthony Wood
CEO, President, and Chairman Director since: February 2008 Age: 60
Mr. Wood is our founder and has served as our CEO since October 2002, as our Chairman since February 2008, and as our President since July 2011. Before Roku, Mr. Wood founded ReplayTV, where he served as CEO before the company’s acquisition in 2001, and co-founded iband.com, an internet software company later acquired by Macromedia. He also co-founded BrightSign LLC, a manufacturer of digital signage media players. Mr. Wood holds a B.S. in electrical engineering from Texas A&M University. Mr. Wood was selected to serve on our Board because of the perspective and experience he brings as our founder and CEO and his extensive experience in the software, hardware, and online entertainment industries.

Roku, Inc. 2026 Proxy Statement	9

Directors Continuing in Office Until the Annual Meeting of Stockholders in 2027

Mai Fyfield
Independent Director Director since: May 2018 Age: 56 Committees: Audit
Ms. Fyfield was Chief Strategy and Commercial Officer at Sky plc, a media and telecommunications company, until October 2018, responsible for leading strategy and Sky’s commercial partnerships across the Sky Group. She previously served in various other capacities at Sky since 1999, and was a key player in the growth and diversification of the business. Ms. Fyfield has served as a director of BBC Commercial Ltd since August 2019 and as a director of the Football Association Premier League since October 2021. She previously served as a director of ASOS plc and Nationwide Building Society. Ms. Fyfield also served as a board observer at Roku from 2014 until our IPO in 2017. She holds a B.A. in economics from Cambridge University and an M.A. in economics from Tufts University. Ms. Fyfield was appointed a Commander of the Order of the British Empire (CBE) in the 2025 UK New Year Honours List. Ms. Fyfield was selected to serve on our Board because of her significant strategic experience in working with media and technology companies and her deep understanding of the growth and development of Roku’s business.

Laurie Simon Hodrick
Independent Director Director since: December 2020 Age: 63 Committees: Audit (Chair; Financial Expert)
Dr. Hodrick is the A. Barton Hepburn Professor Emerita of Economics in the Faculty of Business at Columbia Business School, where she has served on the faculty since 1996. Since September 2015, Dr. Hodrick has served as a Visiting Fellow at the Hoover Institution at Stanford University. She was previously a Visiting Professor of Law and Rock Center for Corporate Governance Fellow at Stanford Law School. Dr. Hodrick was also a managing director at Deutsche Bank from 2006 to 2008. Since September 2017, Dr. Hodrick has served as a director of PGIM Funds, the retail investments business of PGIM, the global investment management business of Prudential Financial, Inc. She previously served as a director of Andela, SYNNEX Corporation, Kabbage, Corporate Capital Trust, and Merrill Lynch Investment Managers funds. Dr. Hodrick received a B.A. in economics from Duke University and a Ph.D. in economics from Stanford University. Dr. Hodrick was selected to serve on our Board because of her deep financial and corporate governance expertise, her extensive academic experience, and her prior service on public and private company boards.

10	Roku, Inc. 2026 Proxy Statement

Directors Continuing in Office Until the Annual Meeting of Stockholders in 2028

Jeffrey Blackburn
Independent Director Director since: June 2023 Age: 56 Committees: Compensation
Mr. Blackburn has served as Chairman and CEO of Tennis Channel since May 2025. Mr. Blackburn previously held various positions at Amazon.com, Inc. for over two decades and served on its senior leadership team for over a decade, including serving as Senior Vice President of Global Media and Entertainment from May 2021 to February 2023, and Senior Vice President of World Wide Business Development, Advertising and Entertainment from November 2012 to February 2020. From March 2021 to May 2021, Mr. Blackburn served as a general partner and a member of the management committee of Bessemer Venture Partners, a venture capital and private equity firm. From 1995 to 1998, Mr. Blackburn worked as an investment banker at Morgan Stanley and Deutsche Bank. Mr. Blackburn has served as director of DoorDash, Inc. since May 2024 and StubHub Holdings, Inc. since September 2025. He holds an M.B.A. from Stanford Business School and an A.B. in economics from Dartmouth College. Mr. Blackburn was selected to serve on our Board because of his extensive experience in the digital media and technology industries.

Gina Luna
Independent Director Director since: December 2020 Age: 53 Committees: Audit (Financial Expert)
Ms. Luna is a partner in GP Capital Partners, LP, a private debt/equity fund formed in late 2020. Ms. Luna served as the CEO of Luna Strategies, LLC, an independent consulting firm, from November 2016 to July 2020. Previously, Ms. Luna served at JPMorgan Chase and Co. for 21 years, holding several senior management level positions, including Managing Director, Chase Commercial Banking; Chief Marketing Officer, Chase Commercial Banking; and Chief Operating Officer, Commercial and Investment Banking, South Region. She also previously served as a director of TETRA Technologies, Inc. Ms. Luna received a B.B.A. in finance and management from Texas A&M University. Ms. Luna was selected to serve on our Board because of her extensive banking, marketing, and executive management experience, as well as her prior service on public and private company boards.

Ray Rothrock
Independent Director Director since: August 2014 Age: 71 Committees: Compensation (Chair); Governance
Since December 2023, Mr. Rothrock has served as Chairman of RedSeal, Inc., a cybersecurity company. From June 2020 to November 2023, Mr. Rothrock served as Executive Chairman of RedSeal, and from February 2014 to June 2020, Mr. Rothrock served as Chairman and CEO of RedSeal. From 1988 to June 2013, Mr. Rothrock was a partner at Venrock, a venture capital firm. Since 1995, Mr. Rothrock has served as a director of Check Point Software Technologies Ltd. and has served as a director of Centrus Energy Corp. since June 2024. Mr. Rothrock holds a B.S. in nuclear engineering from Texas A&M University, an M.S. in nuclear engineering from the Massachusetts Institute of Technology, and an M.B.A. from Harvard Business School. Mr. Rothrock was selected to serve on our Board because of his extensive experience with technology companies, as well as his prior service on public and private company boards.

Roku, Inc. 2026 Proxy Statement	11

Director Independence
Our Class A common stock is listed on The Nasdaq Global Select Market (Nasdaq). Under the Nasdaq listing standards, independent directors must comprise a majority of our Board. The Nasdaq listing standards also require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Audit and compensation committee members also must satisfy certain additional independence criteria set forth in the Nasdaq listing standards and the Exchange Act.
Our Board annually reviews its composition, the composition of its committees, and the independence of its directors and director nominees. As a result of this review and based on information requested from and provided by each director and nominee concerning his or her background, employment, and affiliations, including family relationships, our Board has determined that Mr. Blackburn, Ms. Fyfield, Mr. Hastings, Dr. Hodrick, Dr. Hunt, Ms. Luna, and Mr. Rothrock do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is independent under the applicable SEC rules and the Nasdaq listing standards. Our Board also determined that Ravi Ahuja, whose term of service on our Board ended on June 11, 2025, was independent during the time he served on the Board. In particular, for Mr. Ahuja, our Board considered Mr. Ahuja’s employment as the President and CEO of Sony Pictures Entertainment Inc., an affiliate of Sony Group Corporation, a multinational technology and media company. For Dr. Hunt, our Board considered that Dr. Hunt previously served as a consultant to, and currently serves as a director of, Sony Group Corporation. Affiliates of Sony Group Corporation engage in ordinary course licensing and advertising transactions with Roku. For Mr. Blackburn, our Board considered that Mr. Blackburn is the CEO of Tennis Channel, which licenses free, ad-support streaming television (FAST) content for The Roku Channel and Roku distributes Tennis Channel on its platform. Our Board concluded that such transactions, relationships, and arrangements involving each of Mr. Ahuja, Mr. Blackburn, and Dr. Hunt did not impair the independence of such directors.
Our Board determined that Mr. Wood is not independent given his position as our CEO. Accordingly, a majority of our directors are independent, as required under applicable Nasdaq listing standards.
Board Leadership Structure
Mr. Wood serves as the Chairman of our Board. Although we have not appointed a lead independent director, our Board believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the Board and management to benefit from the extensive executive leadership and operational experience of Mr. Wood. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside of our company, while Mr. Wood brings company-specific experience and expertise.
Executive Sessions of Independent Directors
To encourage and enhance communication among independent directors, and as required under the Nasdaq listing standards, our independent directors meet in executive session regularly (no less than twice per year) without non-independent directors present.
Board Meetings
Our Board is responsible for the oversight of company management and the strategy of our company and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. In 2025, our Board met five times and
12	Roku, Inc. 2026 Proxy Statement

acted by unanimous written consent twice. Each director attended 75% or more of the aggregate of the meetings of our Board and of the committees on which he or she served in 2025. We encourage our directors and director nominees to attend our annual meeting of stockholders. All of our directors attended the 2025 annual meeting of stockholders.
Committees of the Board
Our Board has established an Audit Committee, a Compensation Committee, and a Governance Committee. Each of the standing committees operates pursuant to a written charter, available on our investor relations website (roku.com/investor) in the “Governance—Governance Overview” section. The table below provides the current membership (M) and chair (C) information for each standing committee. Members serve on these committees until their resignation or until otherwise determined by our Board.

	Audit Committee	Compensation Committee	Governance Committee
Jeffrey Blackburn		M
Mai Fyfield	M
Jeffrey Hastings			C
Laurie Simon Hodrick	C
Neil Hunt		M
Gina Luna	M
Ray Rothrock		C	M
Audit Committee
Our Board has determined that each member of the Audit Committee is independent under the heightened Nasdaq listing standards for audit committee members and Rule 10A-3 under the Exchange Act. Our Board has also determined that each of Dr. Hodrick and Ms. Luna is an “audit committee financial expert” as defined by the SEC. In addition, our Board has determined that each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board examined each Audit Committee member’s scope of experience, employment history, and education. In 2025, the Audit Committee met eight times.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered public accounting firm. Audit Committee responsibilities include:
•	selecting a qualified firm to serve as our independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of our independent registered public accounting firm;
•
discussing the scope and results of the audit with our independent registered public accounting firm, and reviewing, with management and our independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•	reviewing our guidelines and policies on financial risk assessment and risk management, including financial risk exposures, and the steps taken by management to monitor and control these exposures;
•	reviewing management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules and our Code of Conduct and Business Ethics;
•	reviewing related person transactions;
Roku, Inc. 2026 Proxy Statement	13

•
reviewing significant cybersecurity matters and concerns involving our company, including information security and related regulatory matters, and the adequacy and effectiveness of our information security policies and practices and internal controls regarding information security;

•	reviewing our required reporting relating to environmental disclosures;
•
obtaining and reviewing a report by our independent registered public accounting firm at least annually that describes its internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by our independent registered public accounting firm.

Compensation Committee
Our Board has determined that each member of the Compensation Committee is independent under the heightened Nasdaq listing standards for compensation committee members, and each is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. In 2025, the Compensation Committee met four times and acted by unanimous written consent four times.
The primary purpose of the Compensation Committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, non-employee directors, and other senior management, as appropriate. Compensation Committee responsibilities include:
•	reviewing and approving our overall compensation strategy and policies;
•	reviewing and approving the compensation of our executive officers and, as appropriate, other senior management;
•	reviewing and recommending to our Board the compensation of our non-employee directors;
•	reviewing the effectiveness of our policies and strategies relating to human capital management, including those regarding recruiting, retention, engagement, and development;
•	appointing and overseeing any compensation consultant, legal counsel, or other advisers to assist in the performance of its duties;
•	reviewing disclosures and reports to be included in our annual reports and proxy statements;
•	administering our stock and equity incentive plans;
•	determining stock ownership guidelines for our executive officers and non-employee directors and monitoring compliance with such guidelines; and
•
approving and modifying (or recommending to the Board for approval or modification as needed) clawback policies allowing Roku to recoup compensation paid to certain employees in accordance with applicable law and stock exchange requirements.

Governance Committee
Our Board has determined that each member of the Governance Committee is independent under the Nasdaq listing standards. In 2025, the Governance Committee met three times. Governance Committee responsibilities include:
•	identifying, evaluating, and recommending to our Board nominees for election to our Board;
•	considering recommendations for Board nominees submitted by stockholders, directors, officers, and employees;
•	making recommendations to our Board as to the appropriate action on stockholder, director, officer, or employee proposals;
14	Roku, Inc. 2026 Proxy Statement

•	evaluating the performance of our Board and the independence of individual directors;
•	considering and making recommendations to our Board regarding the composition of the committees of our Board;
•	instituting a continuing education program for directors;
•	overseeing and reviewing the processes for information dissemination to our Board;
•	reviewing management succession plans; and
•	oversight of other corporate governance matters.
Compensation Committee Interlocks and Insider Participation
In 2025, the Compensation Committee was composed of Mr. Blackburn, Dr. Hunt, and Mr. Rothrock, none of whom is or has ever been one of our officers or employees. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.
Board and Committee Self-Evaluations
Our Board and its committees conduct regular self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. The Governance Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluation. The results are reported and discussed at meetings of the Governance Committee and the Board. As appropriate, the self-evaluations result in updates or changes to our corporate governance practices.
Nominations Process and Director Qualifications
Nomination to Our Board
Candidates for nomination to our Board are selected by our Board based on the Governance Committee’s recommendation in accordance with the committee’s charter, our policies, our certificate of incorporation, and our bylaws. In recommending candidates for nomination, the Governance Committee considers candidates recommended by directors, officers, employees, and stockholders, using the same criteria to evaluate all such candidates. A stockholder or employee who wishes to suggest a candidate for the committee’s consideration should send the candidate’s name and qualifications to the office of our Corporate Secretary via email at corporatesecretary@roku.com or via mail at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. The Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Information regarding the process for stockholders who wish to submit director nominations to be presented at our 2027 annual meeting of stockholders is set forth above under “Voting and Meeting Information—When are stockholder proposals due for next year’s annual meeting?”
Director Qualifications
With the goal of developing an experienced and highly qualified Board with a broad range of perspectives, the Governance Committee is responsible for recommending to our Board the desired qualifications, expertise, and characteristics of director nominees. The Governance Committee seeks nominees who exhibit integrity, collegiality, sound business judgment, and other qualities deemed critical to effective functioning of our Board, including experience or expertise in the following areas:
•	Media, entertainment, and technology industry knowledge;
•	Finance and accounting expertise;
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•	Senior management and operational experience;
•	Service on public and private company boards;
•	International business experience;
•	Experience in academia; and
•	Corporate governance expertise.
The Governance Committee may consider a variety of factors, such as professional experience, education, international experience, skills, and other individual qualifications and attributes. The factors to be considered include whether the directors, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Board and a sufficient level of participation), skills and expertise appropriate for Roku.
Communications with the Board
Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by email or mail, care of the office of our Corporate Secretary at corporatesecretary@roku.com or at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112. The communication should indicate that it contains a stockholder or interested party communication. All such communication will be reviewed by the Corporate Secretary, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairman of our Board.
Code of Conduct and Business Ethics
Our Board has adopted a Code of Conduct and Business Ethics that applies to all of our employees, contingent workers, officers, and directors, including our CEO, Chief Financial Officer (CFO), and other executive and senior financial officers. Our Code of Conduct and Business Ethics is posted on our investor relations website (roku.com/investor) in the “Governance—Governance Overview” section. We will post amendments to our Code of Conduct and Business Ethics or any waivers of our Code of Conduct and Business Ethics for directors and executive officers on the same website.
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Risk Oversight

Board of Directors

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational and strategic objectives and improve long-term organizational performance. A fundamental part of risk management oversight is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. Our Board, as a whole, determines the appropriate level of risk for Roku, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Our Board seeks to promote an effective, ongoing risk dialogue with management, design an appropriate risk oversight relationship between the Board and its committees, and ensure that appropriate resources support risk management systems.
Our Board administers our overall risk management oversight function, and the committees of our Board support our Board in discharging its oversight duties and addressing risks inherent in their respective areas, as described below.

Audit Committee	Compensation Committee	Governance Committee

•
Assesses and monitors our guidelines and policies governing the process by which financial risk assessment and management is undertaken, including our major financial risk exposures and the steps our management has taken to monitor and control these exposures
•
Monitors compliance with legal and regulatory requirements, in addition to oversight of our internal audit and compliance processes
•
Monitors management’s preparedness for and responses to significant cybersecurity matters and other concerns involving the company

•
Assesses and monitors whether our compensation philosophy, policies, and practices could have the potential to cause excessive risk-taking and evaluates compensation policies and practices that could mitigate such risks
•
Reviews the effectiveness of our policies and strategies relating to human capital management
•
See “Compensation Discussion and Analysis—Compensation Risk Assessment” below for additional details
• Assesses and monitors risks relating to: • our corporate governance policies and practices • Board composition • Board independence • succession planning

Management

While our Board is responsible for risk oversight, our management team has responsibility for day-to-day risk management. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, including strategic, financial, operational, legal, compliance, and cybersecurity risks, among others.

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Director Compensation
We compensate our non-employee directors for their Board service with a combination of cash and equity awards, the amounts of which are commensurate with their roles and involvement. In setting director compensation, we consider the amount of time our directors expend in fulfilling their duties, the skill level required of members of our Board, and peer company practices. Mr. Wood, our CEO, does not receive additional compensation for his service as a director.
The Compensation Committee, which is composed solely of independent directors, has the primary responsibility for evaluating changes to our non-employee director compensation program and recommends changes, if any, to the full Board for its consideration and approval. The Compensation Committee periodically reviews and assesses the level, type, and form of compensation paid to our non-employee directors with the assistance of Compensia, Inc. (Compensia), a national compensation consulting firm. After consultation with Compensia pursuant to this review process, including review of non-employee director compensation trends and data from companies that are in our executive officer compensation peer group, in 2024, the Compensation Committee recommended, and the Board approved, the following change to our non-employee director compensation program for the year ended December 31, 2025: effective as of January 1, 2025, the target value of annual and initial non-employee director equity grants increased from $240,000 to $260,000. Following a similar review process in 2025, the Compensation Committee and the Board determined not to make any changes to our non-employee director compensation program for the year ending December 31, 2026.
Our 2025 non-employee director compensation program is described in detail below.
Cash Compensation
In 2025, each non-employee director received an annual cash retainer of $45,000 for serving on our Board. In addition, the chairs and members of the committees of our Board received the following additional annual cash retainers:

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	25,000	10,000
Compensation Committee	20,000	8,000
Governance Committee	10,000	5,000
All annual cash compensation amounts are payable in equal quarterly installments in arrears, generally no later than the last day of each quarter for which the service occurred, prorated for any partial months served in the applicable fiscal quarter.
Equity Compensation
Annual Grants
In 2025, on the date of our annual meeting of stockholders, each non-employee director received an equity grant for shares of our Class A common stock with a target value of $260,000 under our Amended and Restated 2017 Equity Incentive Plan (the 2017 Plan), consisting of 50% in stock options vesting monthly over one year from the grant date and 50% in restricted stock units (RSUs) vesting on the earlier of the date of the next annual meeting of stockholders and the first anniversary of the grant date, each subject to continued service as a director through the applicable vesting date.
We determined the number of stock options granted by dividing the target value of the equity award by the average closing price of our Class A common stock over the 28 calendar days ending five trading days prior to the grant date, and multiplying that number by a factor intended to approximate a Black-Scholes value (which was 1.7 for the 2025 annual equity grants). We determined the number of RSUs granted by dividing the target value of
18	Roku, Inc. 2026 Proxy Statement

the equity award by the average closing price of our Class A common stock over the 28 calendar days ending five trading days prior to the grant date. We used an average stock price, rather than a single day stock price, to provide a more stabilized stock value that is less susceptible to possible swings in the market. Each stock option has a term of ten years from the grant date, subject to earlier termination of vesting in connection with a termination of the non-employee director’s continuous service with us. The exercise price per share of each stock option was the closing price of our Class A common stock on the grant date.
Initial Grants
In 2025, any new non-employee director joining our Board would have received an equity grant for shares of our Class A common stock with a target value of $260,000 under the 2017 Plan, prorated on a monthly basis for the period commencing on the new director’s start date and ending on the date of the next annual meeting of stockholders. Any new director equity grant would have consisted of 50% in stock options vesting monthly through the date of the next annual meeting of stockholders and 50% in RSUs vesting on the date of the next annual meeting of stockholders, each subject to continued service as a director through each applicable vesting date, with the number of stock options and RSUs determined in the same manner as described in “Equity Compensation—Annual Grants.” No new directors joined our Board in 2025. Accordingly, no such initial grants were made in 2025.
Vesting Acceleration
In the event of a change in control (as defined in our 2017 Plan), the unvested portion of an equity award granted to our non-employee directors will fully vest and become exercisable, as applicable, immediately prior to the effective date of such change in control, subject to the non-employee director’s continuous service with us until immediately prior to the closing of the change in control.
Non-Employee Director Compensation Table
The following table provides information on all compensation awarded to, earned by, or paid to each of our non-employee directors in the year ended December 31, 2025. As an NEO, Mr. Wood did not receive any additional compensation in connection with his service on our Board. Mr. Wood’s compensation is shown in “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	RSU Awards(1) ($)	Total ($)
Ravi Ahuja(2)	24,629	—	—	24,629
Jeffrey Blackburn	53,000	146,756	148,647	348,403
Mai Fyfield	55,000	146,756	148,647	350,403
Jeffrey Hastings	50,549	146,756	148,647	345,952
Laurie Simon Hodrick	70,000	146,756	148,647	365,403
Neil Hunt	53,000	146,756	148,647	348,403
Gina Luna	55,000	146,756	148,647	350,403
Ray Rothrock	70,000	146,756	148,647	365,403
(1)
Amounts shown in this column do not reflect dollar amounts actually realized by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each RSU or stock option, as applicable, granted in 2025, computed in accordance with the provisions of Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 13, 2026. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. In the case of stock options, our non-employee directors will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of such stock options at the time of exercise.

(2)	Mr. Ahuja’s term of service on our Board ended on June 11, 2025.
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The following table provides additional information concerning the total outstanding RSUs and stock option awards held by our current non-employee directors as of December 31, 2025.

Name	Total Unvested RSUs Outstanding (#)	Total Option Awards Outstanding (#)
Jeffrey Blackburn	1,847	10,687
Mai Fyfield	1,847	17,599
Jeffrey Hastings	1,847	26,392
Laurie Simon Hodrick	1,847	15,844
Neil Hunt	1,847	95,869
Gina Luna	1,847	15,844
Ray Rothrock	1,847	16,543
We also reimburse our non-employee directors for their reasonable out-of-pocket expenses in connection with attending meetings of our Board and its committees.
20	Roku, Inc. 2026 Proxy Statement

Proposal 1
Election of Class III Directors
Our Board is divided into three classes with the members of each class serving as a director for a three-year term, and with the terms of office of the respective classes expiring in successive years.
Our Board presently has eight members, divided into three classes as follows:
•	Class I directors: Mai Fyfield and Laurie Simon Hodrick
•	Class II directors: Jeffrey Blackburn, Gina Luna, and Ray Rothrock
•	Class III directors: Jeffrey Hastings, Neil Hunt, and Anthony Wood
The size of our Board was reduced from nine to eight directors upon Mr. Ahuja’s resignation from the Board effective as of June 11, 2025.
The terms of the Class III directors will expire at the Annual Meeting. The terms of the Class I and Class II directors will expire at the 2027 and 2028 annual meetings of stockholders, respectively.
Our Board proposes the election of Mr. Hastings, Dr. Hunt, and Mr. Wood at the Annual Meeting to serve as Class III directors for a three-year term expiring at the 2029 annual meeting of stockholders and until each director’s successor is duly elected and qualified or until each director’s earlier death, resignation, or removal. Mr. Hastings, Dr. Hunt, and Mr. Wood have agreed to stand for election as Class III directors.
Should any director nominee become unavailable for election because of an unexpected occurrence, your proxy authorizes the named proxies to vote for a substitute nominee if our Board so chooses, or our Board may reduce its size.
The Governance Committee seeks to assemble a board that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, leveraging our directors’ broad range of backgrounds and experience in various areas. To that end, the Governance Committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities deemed critical to effective functioning of our Board.
OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
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Proposal 2
Advisory Vote on the Compensation of Our NEOs
In accordance with Section 14A of the Exchange Act, we are seeking approval, on a non-binding and advisory basis, of the compensation of our NEOs for the year ended December 31, 2025, as described in this proxy statement in the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation.” This non-binding, advisory vote is commonly referred to as a “say-on-pay” vote. The say-on-pay vote is not intended to address any specific items of compensation or the compensation of a specific NEO, but rather the overall compensation of our NEOs and the compensation philosophy, policies, and practices described in this proxy statement. We currently hold our advisory say-on-pay vote every year. Our stockholders have recommended, and our Board has approved, annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at our 2027 annual meeting of stockholders.
As described in more detail under “Compensation Discussion and Analysis,” our compensation philosophy is designed to attract, retain, and reward talented individuals. Our compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular role as well as the unique qualifications of the individual employee.
The vote on this proposal is advisory and is not binding. However, our Board and the Compensation Committee, which is responsible for designing the compensation program of our NEOs, value the opinions expressed by stockholders in their vote on this proposal, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our NEOs.
Advisory approval of this say-on-pay proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting.
OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NEOS AS DISCLOSED IN THIS PROXY STATEMENT.
22	Roku, Inc. 2026 Proxy Statement

Proposal 3
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026 and has directed that management submit this selection for ratification by the stockholders at the Annual Meeting. Although it is not required by law, we believe that it is good practice to request ratification of this selection by our stockholders. In the event that our stockholders do not ratify the section of Deloitte & Touche LLP, the Audit Committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm. Deloitte & Touche LLP has audited our financial statements since 2011. Even if the selection is ratified, our Board or the Audit Committee may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Roku and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.
Principal Accounting Fees and Services
The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the years ended December 31, 2025 and 2024.

	Year Ended December 31,
	2025	2024
Audit Fees(1)	$5,476,859	$4,523,218
Audit Related Fees(2)	—	75,000
Tax Fees(3)	—	—
All Other Fees(4)	3,790	3,790
Total Fees	$5,480,649	$4,602,008
(1)
Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports, and services normally provided in connection with regulatory filings, as well as fees related to the statutory audits of certain of our subsidiaries.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Fees for the year ended December 31, 2024 related to services in connection with our Form S-3 shelf registration statement.

(3)	Consists of fees billed for professional services for tax compliance, tax advice, and tax planning.
(4)	Consists of fees billed for access to an online library of accounting and financial disclosure literature.
Pre-Approval Policies and Procedures
Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, retaining, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted a Pre-Approval Policy under which the Audit Committee approves in advance audit and non-audit services to be performed by our independent registered public accounting firm.
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Under the Pre-Approval Policy, the Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services, tax services, and permissible other services up to specified dollar amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.
All of the services provided by Deloitte & Touche LLP for the years ended December 31, 2025 and 2024 described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence.
Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2025 with the management of Roku. The Audit Committee has discussed with its independent registered public accounting firm, Deloitte & Touche LLP, the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to our Board that the audited financial statements be included in Roku’s Annual Report on Form 10-K for the year ended December 31, 2025.
Submitted by the Audit Committee
Laurie Simon Hodrick (Chair)
Mai Fyfield
Gina Luna
24	Roku, Inc. 2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The table below sets forth information known to Roku as of April 13, 2026 with respect to the beneficial ownership of our Class A and Class B common stock by: each of our NEOs; each of our directors; all directors and executive officers as a group; and each person or group that beneficially owns more than 5% of our Class A or Class B common stock.
The percentage of shares beneficially owned is based on 131,191,687 shares of Class A common stock and 16,502,064 shares of Class B common stock outstanding as of April 13, 2026. In calculating the number of shares beneficially owned and the percentage ownership of each person listed, we deemed to be outstanding all shares of our common stock subject to options held by the person that are currently exercisable or that will become exercisable within 60 days of April 13, 2026 and all RSUs held by the person that will vest within 60 days of April 13, 2026. However, we did not deem such shares or RSUs outstanding for the purpose of calculating the percentage ownership of any other person.
Beneficial ownership is determined in accordance with the SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons listed have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information in this table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in this table is c/o Roku, Inc., 1173 Coleman Avenue, San Jose, California 95110. The information provided in this table is based on our records, information filed with the SEC, and information provided to us.

	Shares Beneficially Owned				% of Total Voting Power†
	Class A		Class B
	Shares	%	Shares	%
NEOs
Anthony Wood(1)	2,649,308	2.0%	16,293,111	98.7%	55.5%
Dan Jedda(2)	111,247	*	—	—	*
Charlie Collier(3)	287,353	*	—	—	*
Mustafa Ozgen(4)	122,290	*	—	—	*
Chris Handman(5)	14,897	*	—	—	*
Directors
Jeffrey Blackburn(6)	24,727	*	—	—	*
Mai Fyfield(7)	23,820	*	—	—	*
Jeffrey Hastings(8)	36,021	*	—	—	*
Laurie Simon Hodrick(9)	23,799	*	—	—	*
Neil Hunt(10)	30,165	*	71,333	*	*
Gina Luna(11)	23,799	*	—	—	*
Ray Rothrock(12)	61,327	*	—	—	*
All directors and executive officers as a group (13 persons)(13)	3,498,677	2.5%	16,364,444	98.8%	56.2%
5% Stockholders(14)
BlackRock, Inc.(15)	6,399,303	4.9%	—	—	2.2%
Entities Affiliated with FMR LLC(16)	13,679,650	10.4%	—	—	4.6%
*	Denotes less than 1%.
†
Represents the voting power with respect to all shares of our Class A and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share.

(1)
Includes (i) 2,033,387 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026, and (ii) 20,940 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

Mr. Wood has shared voting and dispositive power over 16,293,111 shares of Class B common stock held by the Wood Revocable Trust, of which Mr. Wood and his spouse are co-trustees.
Roku, Inc. 2026 Proxy Statement	25

Mr. Wood has sole voting and dispositive power over (i) 72,699 shares of Class A common stock held by the Anthony J. Wood 2026 Annuity Trust V, (ii) 169,006 shares of Class A common stock held by the Anthony J. Wood 2026 Annuity Trust V-B, (iii) 82,034 shares of Class A common stock held by the Anthony J. Wood 2025 Annuity Trust V, (iv) 81,445 shares of Class A common stock held by the Anthony J. Wood 2025 Annuity Trust V-B, and (v) 64,976 shares of Class A common stock held by the Anthony J. Wood 2024 Annuity Trust V-B. Mr. Wood is trustee of the annuity trusts.

Mr. Wood has shared voting and dispositive power over (i) 42,500 shares of Class A common stock held by the Wood 2020 Irrevocable Trust, (ii) 47,481 shares of Class A common stock held by the Wood 2020 Nonexempt Irrevocable Trust, and (iii) 20,612 shares of Class A common stock held by the Wood Gifts Trust. Mr. Wood is the investment advisor of the foregoing trusts. This filing shall not be deemed an admission that Mr. Wood is the beneficial owner of the shares held by the Wood 2020 Irrevocable Trust, the Wood 2020 Nonexempt Irrevocable Trust, or the Wood Gifts Trust for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and Mr. Wood disclaims beneficial ownership of such shares.

(2)	Includes 26,132 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.
(3)
Includes (i) 246,882 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 29,340 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026. Mr. Collier has shared voting and dispositive power of 200 shares of Class A common stock with his spouse and 600 shares of Class A common stock held by the Charles D. Collier Revocable Trust.

(4)
Includes (i) 86,554 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 16,150 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(5)	Includes 11,898 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.
(6)
Includes (i) 10,687 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 1,847 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(7)
Includes (i) 17,599 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 1,847 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(8)
Includes (i) 26,392 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 1,847 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(9)
Includes (i) 15,844 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 1,847 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(10)
Includes (i) 20,536 shares of Class A common stock and 59,333 shares of Class B common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 1,847 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(11)
Includes (i) 15,844 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 1,847 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(12)
Includes (i) 16,543 shares of Class A common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 1,847 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(13)
Includes (i) 2,509,414 shares of Class A common stock and 59,333 shares of Class B common stock issuable pursuant to outstanding stock options within 60 days of April 13, 2026 and (ii) 127,711 shares of Class A common stock issuable pursuant to RSUs vesting within 60 days of April 13, 2026.

(14)
The Vanguard Group, Inc. (VGI) reported in a Schedule 13G/A filed with the SEC on March 27, 2026 that, due to an internal realignment in early 2026, it no longer has, or is deemed to have, beneficial ownership over Roku securities beneficially owned by various VGI subsidiaries and/or business divisions. VGI also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with VGI, will report beneficial ownership separately (on a disaggregated basis) in reliance on SEC rules and guidance. VGI disclosed that such subsidiaries or business divisions pursue the same investment strategies as previously pursued by VGI prior to the realignment. Based on a prior Schedule 13G/A filed with the SEC on September 8, 2025, reporting ownership as of August 29, 2025, VGI beneficially owned an aggregate of 13,028,648 shares of Class A common stock, consisting of (i) 784,663 shares as to which it had shared voting power, (ii) 12,078,987 shares as to which it had sole dispositive power, and (iii) 949,661 shares as to which it had shared dispositive power. Based on illustrative beneficial ownership information as of December 31, 2025 published by VGI, Vanguard Capital Management, LLC, a wholly owned investment advisor, had beneficial ownership of an aggregate of 6,724,692 shares of Class A common stock, or 5.1% of the outstanding Class A common stock as of April 13, 2026, and Vanguard Portfolio Management, LLC, a wholly owned investment advisor, had beneficial ownership of an aggregate of 6,263,013 shares of Class A common stock, or 4.8% of the outstanding Class A common stock as of April 13, 2026. The address for VGI is 100 Vanguard Blvd., Malvern, PA 19355.

(15)
Based on information reported by BlackRock, Inc. (BlackRock) on a Schedule 13G/A filed with the SEC on April 25, 2025, BlackRock beneficially owns 6,399,303 shares of Class A common stock, consisting of (i) 5,849,528 shares as to which it has sole voting power and (ii) 6,399,303 shares as to which it has sole dispositive power. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(16)
Based on information reported by FMR LLC (FMR) and Abigail P. Johnson (FMR’s Director, Chairman, and CEO) on a Schedule 13G/A filed with the SEC on February 5, 2026, FMR beneficially owns an aggregate of 13,679,650.36 shares of Class A common stock, consisting of (i) 13,588,717 shares as to which it has sole voting power and (ii) 13,679,650.36 shares as to which it has sole dispositive power, and Abigail P. Johnson beneficially owns an aggregate of 13,679,650.36 shares of Class A common stock as to which she has sole dispositive power. Fractional shares are rounded to the nearest whole number. The address for FMR is 245 Summer Street, Boston, MA 02210.

26	Roku, Inc. 2026 Proxy Statement

Executive Officer Biographies
Below is biographical information for our current executive officers. For more information about Mr. Wood, see “Board of Directors and Corporate Governance—Director Biographies.”

Name	Age	Position
Anthony Wood	60	Chief Executive Officer, President, and Chairman
Dan Jedda	54	Chief Financial Officer and Chief Operating Officer
Charlie Collier	56	President, Roku Media
Mustafa Ozgen	58	President, Devices, Products, and Technology
Gil Fuchsberg	63	President, Subscriptions, Partnerships, and Corporate Development
Chris Handman	54	Senior Vice President and General Counsel

Dan Jedda joined Roku in May 2023 as CFO and has served as Chief Operating Officer since July 2025. Mr. Jedda previously served as CFO of Stitch Fix, Inc. from December 2020 to April 2023. From June 2005 to December 2020, Mr. Jedda held various positions at Amazon.com, including serving as Vice President and CFO for Digital Video (including Amazon Studios), Digital Music, and the Advertising and Corporate Development organizations. Previously, Mr. Jedda also served as a Controller for Toshiba America and spent several years at Honeywell and ADC Telecommunications in various business finance roles, including treasury and internal audit. Mr. Jedda has served as a director of Yelp, Inc. since March 2024. Mr. Jedda holds a B.A. in Accounting and Finance from the University of St. Thomas and an M.B.A. from the University of Minnesota, Carlson School of Management.
Charlie Collier has served as President, Roku Media since October 2022. From October 2018 to October 2022, Mr. Collier served as the CEO of FOX Entertainment, a division of the media company Fox Corporation, where he was responsible for driving the overall vision and business of FOX Entertainment. From September 2006 to October 2018, Mr. Collier held senior roles at the media company AMC Networks, including President and General Manager, AMC, SundanceTV, and AMC Studios. Before September 2006, Mr. Collier held senior roles at Court TV, Oxygen Media, and A&E Television Networks. Mr. Collier holds a B.A. from Bucknell University and an M.B.A. from Columbia Business School.
Mustafa Ozgen has served as President, Devices, Products, and Technology since December 2023, and previously served as President, Devices from September 2022 to December 2023 and Senior Vice President and General Manager, Account Acquisition from February 2019 to September 2022. From September 2018 to February 2019, Mr. Ozgen was the CEO and a member of the board of directors of SmartKem Limited, a manufacturer of organic semiconductor materials for flexible displays. From August 2015 to September 2018, Mr. Ozgen served as the CEO and a member of the board of directors of QD Vision, a nanotechnology display and lighting product company acquired by Samsung Electronics in November 2016. From 2012 to 2015, Mr. Ozgen served as Senior Vice President and General Manager of Home Multimedia Business Unit at Sigma Designs, a semiconductor company. Mr. Ozgen holds a bachelor’s degree in Computer Engineering from the Turkish Naval Academy and a master’s degree in Computer Science from the Naval Postgraduate School.
Gil Fuchsberg has served as President, Subscriptions, Partnerships, and Corporate Development since July 2024. He previously served as Senior Vice President, Subscriptions, Partnerships, and Corporate Development from December 2023 to July 2024, and as Senior Vice President, Corporate Development and Strategic Planning from April 2018 to December 2023. Previously, he held senior executive positions in corporate development and digital distribution at News Corporation/Fox. Before that, he built a startup within Hearst Communications, managed technology investments at JP Morgan’s private equity business, and led digital strategy and acquisitions at the Interpublic Group of Companies. Mr. Fuchsberg started his career as a reporter at The Wall Street Journal. Mr. Fuchsberg holds a bachelor’s degree from Harvard College and an M.B.A. from Columbia Business School.
Chris Handman has served as Senior Vice President and General Counsel since October 2025. Mr. Handman previously served as the General Counsel of People Center, Inc., d/b/a Rippling, a workforce management software platform, from May 2025 to October 2025. Mr. Handman was a co-founder of TerraTrue Inc., a privacy and security software platform, where he served as Chief Operating Officer and General Counsel from December 2018 to March 2024. From May 2014 to September 2017, Mr. Handman served as the General Counsel of Snap Inc., where he guided the company through its initial public offering. Earlier in his career, Mr. Handman was a partner in the Supreme Court and appellate practice at Hogan Lovells LLP. Mr. Handman holds a B.A. in International Studies and Political Science from the American University, Washington, D.C. and a J.D. from Yale Law School.
Roku, Inc. 2026 Proxy Statement	27

Compensation Discussion and Analysis
This Compensation Discussion and Analysis summarizes our compensation philosophy, objectives, policies, and structure for the Named Executive Officers (NEOs) listed below for the year ended December 31, 2025. Additional details regarding the compensation of our NEOs appear in the Summary Compensation Table and other tables in the “Executive Compensation” section.
2025 Named Executive Officers
•	Anthony Wood, Chief Executive Officer, President, and Chairman
•	Dan Jedda, Chief Financial Officer and Chief Operating Officer
•	Charlie Collier, President, Roku Media
•	Mustafa Ozgen, President, Devices, Products, and Technology
•	Chris Handman, Senior Vice President and General Counsel
Each of our NEOs brings extensive industry knowledge and leadership experience to Roku. Mr. Wood, our founder and CEO, is a pioneer and innovator in the TV and digital media industries and has led our company since its inception. Mr. Collier oversees the growth and evolution of Roku Media globally, which includes ad sales and Roku’s ad platform business, as well as content for Roku’s owned and operated streaming services. Mr. Ozgen oversees programs related to Roku’s devices, including Roku TV, players, and soundbars, among others. In 2025, Mr. Jedda was appointed Chief Operating Officer, in addition to his role as Chief Financial Officer. In this expanded role, Mr. Jedda leads Roku’s Finance and Operations organizations. Mr. Handman, who joined Roku in October 2025, leads Roku’s Legal and Government Relations organization.
Compensation Philosophy
Our compensation philosophy is designed to establish and maintain an executive compensation program that attracts, retains, and rewards talented executives who possess the skills necessary for Roku to achieve its strategic objectives. As a result, we endeavor to pay competitive total compensation that is guided by market rates and tailored to each executive to account for the specific needs and responsibilities of the executive’s position, as well as the executive’s unique qualifications. The total compensation target for each of our executive officers consists of salary and target equity award value. We do not pay our executive officers cash bonuses or grant equity awards tied to either individual or corporate performance goals because we expect our executives to perform at the highest level regardless of possible bonus or other award payouts tied to discrete metrics. In determining each executive officer’s total compensation target, the Compensation Committee considers, among other factors, what an executive officer would be paid by another employer, what we would have to pay to replace the executive officer, and the amount necessary to sufficiently incentivize and retain the executive officer.
Compensation Setting Process
Role of the Compensation Committee, CEO, and Compensation Adviser
The Compensation Committee is responsible for setting the total compensation target for our NEOs and reports to our Board on its discussions, decisions, and other actions. Our CEO typically attends Compensation Committee meetings and makes recommendations to the Compensation Committee regarding the total compensation target for the other NEOs, but he is not present during discussions, deliberations, or decisions regarding his own compensation. The Compensation Committee then reviews the recommendations and a competitive market analysis based on our compensation peer group and relevant survey data prepared by Compensia, a national compensation consulting firm, and makes decisions as to the total compensation target for each NEO, as well as its allocation between salary and equity awards.
28	Roku, Inc. 2026 Proxy Statement

The Compensation Committee is authorized, in its sole discretion, to retain the services of compensation consultants, outside legal counsel, and such other advisers as necessary to assist with the execution of its duties and responsibilities. During 2025, the Compensation Committee retained Compensia to serve as its independent compensation consultant and assist it in fulfilling its duties. Compensia performed various projects for the Compensation Committee, including assisting in determining compensation peer group composition, providing support and specific analyses with regard to compensation data for executive officer and non-employee director compensation, and other compensation-related matters. Compensia uses the competitive market data described below to prepare an analysis reflecting cash and equity compensation levels consistent with the practices of the companies in our compensation peer group for the Compensation Committee’s consideration.
Compensia attends Compensation Committee meetings, executive sessions, and preparatory meetings with the committee chair and certain of our executive officers and employees, as requested by the Compensation Committee. Compensia only provides services to Roku in its capacity as the Compensation Committee’s independent consultant on executive compensation, equity compensation, non-employee director compensation, and related matters. Compensia maintains a policy that is specifically designed to prevent any conflicts of interest. The Compensation Committee has assessed Compensia’s independence taking into account, among other things, the factors set forth in applicable SEC rules and Nasdaq listing standards, and has concluded that its engagement of Compensia does not raise any conflicts of interest or similar concerns.
Role of Our Stockholders
At our 2025 annual meeting of stockholders, we held a non-binding, advisory vote on the compensation of our NEOs, which resulted in 78.6% of votes represented by stockholders present and entitled to vote approving our “say-on-pay” proposal. Following this vote, the Compensation Committee considered the outcome of the vote and determined not to make any material changes to the overall structure of the 2025 executive compensation program. We value the opinions of our stockholders, and the Compensation Committee will consider the outcome of future advisory votes, including the vote that will take place at the Annual Meeting, when it makes compensation decisions regarding our NEOs.
Competitive Positioning
In determining the total compensation target for each of our NEOs, the Compensation Committee, with assistance from Compensia, reviews the compensation practices and levels of our compensation peer group to assess whether individual total compensation is sufficiently competitive to attract and retain our NEOs. The Compensation Committee annually reviews the compensation peer group and the underlying peer selection criteria to assess that it remains appropriate for review and comparison purposes. When reviewing and updating the peer group in March 2025, the Compensation Committee considered the inclusion of technology companies with annual revenues of between 0.5x to 2.0x of Roku’s prior four quarters’ revenue and a market capitalization of approximately 0.3x to 3.0x of Roku’s market capitalization. The Compensation Committee also considered companies with revenue growth of greater than 15% and market capitalization as a multiple of revenue. After considering input from Compensia, the Compensation Committee approved a 2025 compensation peer group composed of the companies listed below. Changes to our 2025 peer group included the removal of Autodesk, Inc. (which no longer aligned with our selection criteria) and Vizio Holding Corp. (which was acquired in 2024).
DocuSign, Inc. Dropbox, Inc. Fortinet, Inc. HubSpot, Inc. IAC Inc.	Match Group, Inc. Netflix, Inc. Paycom Software, Inc. Peloton Interactive, Inc. Pinterest, Inc.	RingCentral, Inc. Snap Inc. Take-Two Interactive Software, Inc. The Trade Desk, Inc. Twilio Inc.	Ubiquiti Inc. Unity Software Inc. Zoom Video Communications, Inc.
Roku, Inc. 2026 Proxy Statement	29

When performing its NEO total compensation review during 2025, the Compensation Committee’s compensation assessment was informed by data drawn from the SEC filings of our peer group and compensation survey data from Aon’s Radford McLagan Compensation Database that included utilizing special sub-groups of technology companies.
Although its analysis of competitive market data provides the Compensation Committee with guiding information and a broad market check, the Compensation Committee does not specifically benchmark compensation for our NEOs in terms of picking a particular percentile relative to other executives with similar titles at peer group companies. Instead, the Compensation Committee applies its subjective judgment in determining the total compensation target for each NEO and considers the peer group data in conjunction with a number of factors, including our compensation philosophy, an NEO’s individual skills and expertise, and the scope and criticality of each NEO’s role. The Compensation Committee also considers the stock ownership of each of the NEOs and the actual total compensation an NEO is expected to earn during the year, including the value of outstanding and unvested equity awards.
Determining Total Compensation Targets
In June 2025, the Compensation Committee conducted its annual review of our compensation philosophy and the total compensation targets for our NEOs. Following this review, the Compensation Committee made changes to certain of our NEOs’ compensation elements, as described in detail below, in alignment with our compensation philosophy. In particular, the Compensation Committee determined that it was appropriate to increase Messrs. Wood’s and Jedda’s total compensation targets by approximately 4% and 20%, respectively. The increases in Messrs. Wood’s and Jedda’s total compensation targets are reflected in the amount of their respective equity grants for 2025 in order to further strengthen the alignment of each individual’s interests with the interests of our stockholders. In making these determinations, the Compensation Committee reviewed the competitive market analysis referenced above, with assistance from Compensia. The Compensation Committee used this analysis as one reference point, in addition to other factors, including those described above in “Compensation Philosophy,” the annual vesting value of previously granted equity awards, and the Company’s goal of retaining highly experienced, skilled, and knowledgeable NEOs.
In 2025, the Compensation Committee maintained the same compensation mix of salary and equity awards allocated to each NEO at the same target percentages as in 2024, with approximately 4% of our CEO’s total compensation target paid in salary and approximately 96% of total compensation target awarded in equity, and, for our other NEOs, no more than approximately 35% of total compensation target paid in salary and at least approximately 65% of total compensation target awarded in the form of equity awards. In determining the actual allocation of the elements of total compensation targets, the Compensation Committee considered the market competitive value of our compensation arrangements.
Salary
We use salary to compensate our NEOs for services rendered during the year and to recognize the experience, skills, knowledge, and responsibilities required of each NEO. Following its annual review described above (and in the case of Mr. Handman, in connection with his employment, which commenced in October 2025), the Compensation Committee determined the annual salary levels set forth below.
Mr. Wood – Mr. Wood’s annual salary was maintained at $1,000,000, in alignment with the Compensation Committee’s determination that approximately 4% of our CEO’s total compensation target should be paid in salary, and consistent with the belief that our CEO’s compensation should be more heavily weighted toward equity awards, to further strengthen the alignment of his interests with the interests of our stockholders.
Mr. Jedda – Mr. Jedda’s annual salary was maintained at $2,625,000, representing approximately 29% of his total compensation target and consistent with the philosophy that no more than approximately 35% of our non-CEO NEOs’ total compensation target should be paid in salary.
30	Roku, Inc. 2026 Proxy Statement

Mr. Collier – Mr. Collier’s annual salary was maintained at $6,825,000, the annual salary level set when he joined Roku in October 2022, consistent with the philosophy that no more than approximately 35% of our non-CEO NEOs’ total compensation target should be paid in salary.
Mr. Ozgen – Mr. Ozgen’s annual salary was maintained at $2,555,000, consistent with the philosophy that no more than approximately 35% of our non-CEO NEOs’ total compensation target should be paid in salary.
Mr. Handman – Mr. Handman’s annual salary was set at $2,520,000, consistent with the philosophy that no more than approximately 35% of our non-CEO NEOs’ total compensation target should be paid in salary.
Discontinuation of Executive Supplemental Stock Option Program
In October 2025, the Compensation Committee determined not to continue the Executive Supplemental Stock Option Program (the Supplemental Option Program) after the 2025 calendar year due to low participation. Under the Supplemental Option Program, certain executive officers could elect to reduce their annual base salary for a given year in exchange for a series of monthly grants of fully-vested stock options with a target value intended to equal the amount of the reduced salary. No executive officers elected to participate in the Supplemental Option Program in 2025. The Compensation Committee previously determined in 2024 that our CEO would not be eligible to participate in the Supplemental Option Program after the 2024 calendar year. See also Notes 3 and 9 to the Summary Compensation Table and Notes 3 and 7 to the Grants of Plan-Based Awards table.
Equity Compensation
We view equity awards as a critical element of our total compensation. Although we do not specifically tie any portion of an NEO’s compensation to specific performance metrics, the realized value of equity awards bears a direct relationship to our stock price. We believe our equity awards are an incentive for our NEOs to create long-term value for our stockholders because the value of their equity awards increases when there is an increase in stockholder value. It is the Compensation Committee’s intention for each NEO to have equity awards that generally have at least two to three years of vesting in the future, such that they also serve as a means of retaining our NEOs.
When equity awards are granted in the form of stock options, the number of shares subject to a given stock option grant generally is determined by dividing the target value of the stock option grant by the average closing price of our Class A common stock over the 28 calendar days ending five trading days prior to the grant date, and multiplying that number by a factor intended to result in the quotient approximating a Black-Scholes value. On a quarterly basis, the Compensation Committee reviews the factor and approves an updated factor, or confirms continued use of the then-current factor, to be applied prospectively to our compensation programs, as appropriate. For 2025, this factor was 1.7.
In determining the number of shares subject to equity awards, we generally use an average stock price, rather than a single day stock price, to provide a more stabilized stock value, which we believe is less susceptible to possible swings in the stock market. The Compensation Committee has approved the use of the 28-calendar day average ending five trading days prior to the grant date for our equity awards as described above, subject to certain exceptions. We did not use an average stock price for the Supplemental Option Program, as we believed the monthly grant structure of that program mitigated the volatility considerations posed by a single day stock price.
Equity Choice Program
Under our equity choice program (the Equity Choice Program), after the Compensation Committee determines the appropriate target dollar value of our NEOs’ equity awards, the NEOs have the opportunity to select whether their equity awards will be granted in the form of 100% stock options, 100% RSUs, or 50% stock options and 50% RSUs. In 2025, Mr. Wood elected 50% stock options and 50% RSUs, and our other NEOs selected 100% RSUs, as described in more detail below.
Roku, Inc. 2026 Proxy Statement	31

Refresh, Market Adjustment, and Supplemental Equity Awards
In June 2025, the Compensation Committee reviewed the total compensation target of each NEO (other than Mr. Handman, who had not yet joined Roku) and determined to grant the following types of equity awards:
•
Refresh Equity Awards: Mr. Wood, Mr. Jedda, Mr. Collier, and Mr. Ozgen – Mr. Wood and Mr. Ozgen were granted standard refresh equity awards vesting over three years. Mr. Collier and Mr. Jedda were granted transitional refresh awards in light of the continued vesting terms of their new hire equity awards (granted in 2022 for Mr. Collier and 2023 for Mr. Jedda). In each case, the transitional refresh award is intended to serve as a bridge from the NEO’s initial new hire equity award to our standard three-year refresh award vesting schedule and does not begin vesting until 2027.

•
Market Adjustment Equity Awards: Mr. Wood and Mr. Jedda – Mr. Wood and Mr. Jedda were also granted market adjustment awards vesting over one year intended to better align each NEO’s total compensation with competitive market levels.

•
Supplemental Equity Award: Mr. Jedda – Mr. Jedda was granted an additional equity award vesting over two years following a review of the original intended retention value of his prior grants and current equity holdings.

The Compensation Committee takes a target dollar value approach to equity awards. For our CEO, the target dollar value determination was made consistent with the philosophy that approximately 96% of our CEO’s total compensation target should be granted in the form of equity awards. For our non-CEO NEOs, the target dollar value determinations were made consistent with the philosophy that at least approximately 65% of our non-CEO NEOs’ total compensation target should be granted in the form of equity awards.
Based on each NEO’s selection under the Equity Choice Program, the Compensation Committee granted equity awards in August 2025 as set forth below. Refresh equity awards vest over three years, Mr. Jedda’s supplemental award vests over two years, and the transitional refresh and market adjustment awards vest over one year (in each case, subject to continuous service as of the applicable vesting date). The refresh and market adjustment equity awards (other than Mr. Collier’s and Mr. Jedda’s transitional awards) began vesting in October 2025 (for stock options) and November 2025 (for RSUs) to help ensure that our NEOs’ total compensation is market competitive and promote retention.

Name	Type of Award	Target Dollar Value of Equity Award ($)	Shares Subject to Stock Options (#)	RSUs (#)
Anthony Wood	Market Adjustment	1,000,000	9,567(1)	5,628(2)
Anthony Wood	Refresh	24,000,000	229,607(3)	135,063(4)
Dan Jedda	Market Adjustment	1,500,000	—	16,883(2)
Dan Jedda	Supplemental	1,950,000	—	33,484(5)
Dan Jedda	Transitional Refresh	2,656,251	—	29,897(6)
Charlie Collier	Transitional Refresh	6,971,250	—	78,463(7)
Mustafa Ozgen	Refresh	4,745,000	—	53,406(4)
Note: Vesting schedules are subject to the NEO’s continuous service as of each vesting date. If a vesting date falls on a holiday or weekend, the equity award will vest on the next business day. See “Equity Compensation” above for a description of the calculation of the number of shares subject to stock options and the number of RSUs granted.
(1)	Vests in 12 substantially equal monthly installments beginning on October 1, 2025.
(2)	Vests in four substantially equal quarterly installments beginning on November 15, 2025.
(3)	Vests in 36 substantially equal monthly installments beginning on October 1, 2025.
(4)	Vests in 12 substantially equal quarterly installments beginning on November 15, 2025.
(5)	Vests in eight substantially equal quarterly installments beginning on November 15, 2025.
(6)	Vests in five substantially equal quarterly installments beginning on September 1, 2027.
(7)	Vests in four quarterly installments beginning on September 1, 2027.
32	Roku, Inc. 2026 Proxy Statement

New Hire Equity Award
The Compensation Committee granted Mr. Handman, who joined Roku in October 2025, a new hire equity award vesting over two years (subject to continuous service as of each vesting date) with the target value of such award set forth in the table below. Consistent with our philosophy, the Compensation Committee evaluated Mr. Handman’s market opportunities and determined that the target value of his new hire equity award was competitively necessary to provide a total compensation target that would induce him to join Roku and in recognition of his forfeited opportunities with his prior employer. Based on Mr. Handman’s selection under the Equity Choice Program, the Compensation Committee granted his equity award as set forth below.

Name	Target Dollar Value of Equity Award ($)	Shares Subject to Stock Options (#)	RSUs (#)
Chris Handman	9,360,000	—	95,186(1)
Note: Vesting schedules are subject to the NEO’s continuous service with us as of each vesting date. If a vesting date falls on a holiday or weekend, the equity award will vest on the next business day. See “Equity Compensation” above for a description of the calculation of the number of shares subject to stock options and the number of RSUs granted.
(1)	Granted on November 3, 2025 and vests in eight substantially equal quarterly installments beginning on March 1, 2026.
Non-Recurring Compensation
In recognition of Mr. Handman’s cost of transition to Roku, we granted Mr. Handman a one-time sign-on payment of $300,000, which is subject to repayment on a prorated basis in the event Mr. Handman resigns without “good reason” (as defined in our Amended and Restated Severance Benefit Plan (the Severance Benefit Plan)) within one year of his start date.
No Special Retirement, Health, or Welfare Benefits
We have established a retirement plan (the 401(k) Plan) intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the Code), for all employees who satisfy certain eligibility requirements. We do not match any contributions made to the 401(k) Plan by our employees, including our NEOs. All other health and welfare benefits offered to our NEOs, such as medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, mental health support, and financial wellness support, are offered on the same basis as offered to our full-time employees generally.
Limited Perquisites and Other Personal Benefits
As reflected in the Summary Compensation Table, we provide limited perquisites or other personal benefits to our NEOs. We enrolled certain of our NEOs and their partners in a digital privacy protection service upon the recommendation of our Safety and Security team.
Employment, Severance, and Change in Control Agreements
The initial terms and conditions of employment of each of our NEOs, other than our CEO, were set forth in written employment terms agreements or offer letters, which were approved by the Compensation Committee. We believe these agreements and offer letters were necessary to induce these individuals to forgo other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Mr. Wood, who is our founder and serves as our CEO, has not entered into an employment agreement or offer letter with Roku. Each of our NEOs has executed our standard Employee Proprietary Information and Inventions Assignment Agreement.
Each of our NEOs is an “at will” employee and may be terminated at any time, with or without cause. Each of our NEOs is a party to our Severance Benefit Plan, which provides for certain payments and benefits upon a qualifying
Roku, Inc. 2026 Proxy Statement	33

termination of employment. For a summary of the material terms of the change in control and severance agreements and an estimate of the payments and benefits that our NEOs may receive under these agreements, see “Executive Compensation—Potential Payments on Termination or Change in Control.”
Other Compensation Policies and Practices
Equity Grant Practices
The Compensation Committee grants refresh, supplemental, market adjustment, and promotion equity awards under the 2017 Plan at approximately the same time every year during our annual compensation review cycle, generally in August. In addition, the Compensation Committee has delegated authority to an equity award committee consisting of our CEO and our CFO, either of whom has the authority to grant new hire equity awards and off-cycle promotion and market adjustment equity awards to our employees (other than to our Section 16 officers or other executives who report directly to the CEO) under the 2017 Plan, as set forth in an equity grant policy. Under the policy, awards approved by the equity award committee must be granted on the first trading day of each applicable month. Awards approved by the equity award committee also must be within pre-set guidelines that the Compensation Committee reviews and approves. All equity awards for our Section 16 officers and other executives who report directly to the CEO are granted only by the Compensation Committee during an open trading window.
While most employees are granted RSUs, employees in eligible countries at the stock level of Vice President and above may elect to be granted stock options (see “Equity Choice Program” above for a description of this program as it applies to NEOs). In addition, the Supplemental Option Program (see “Discontinuation of Executive Supplemental Option Program” above) allowed, before its discontinuation, certain executive officers to elect to reduce their annual base salary for a given year in exchange for a series of monthly grants of fully-vested stock options with an ascribed value intended to equal the amount of the reduced salary.
We do not grant equity awards in anticipation of the disclosure of material nonpublic information nor do we time the disclosure of material nonpublic information for the purpose of affecting the value of equity compensation. In addition, we do not take material nonpublic information into account when determining equity award grant dates, including stock option grant dates, or the terms of such awards. As described above, the Compensation Committee has historically granted awards on a predetermined schedule and awards granted by the equity award committee are subject to pre-established guidelines.
Stock Ownership Guidelines
We maintain mandatory stock ownership guidelines for our Board, CEO, CFO, Presidents, and Senior Vice Presidents (SVPs) reporting directly to our CEO (the Covered Individuals). The Compensation Committee believes that stock ownership guidelines help align the interests of our non-employee directors and executives with those of our stockholders and may act as a risk mitigation device.
The stock ownership guidelines, amended by the Board in March 2025, require each covered individual to hold “Eligible Shares” (defined below) as follows:

Position	Ownership Guideline
CEO	100,000 Eligible Shares
Presidents, CFO, and Senior Vice Presidents Reporting to CEO	30,000 Eligible Shares
Non-Employee Directors	4,000 Eligible Shares

For purposes of this calculation, “Eligible Shares” include (1) shares of Roku’s common stock owned outright by the Covered Individual and (2) 50% of the intrinsic value of the vested and unexercised in-the-money stock options held by the Covered Individual.
34	Roku, Inc. 2026 Proxy Statement

Each Covered Individual has until the later of December 31, 2026 or the end of the calendar year that is four years from the date that the Covered Individual became subject to the guidelines to achieve the minimum ownership requirements. Covered Individuals must hold 50% of the net shares received from the exercise or vesting of any Roku equity award until the ownership requirement has been achieved. After the initial achievement period, each individual’s compliance will be determined on the last day of each calendar year. In the event that any Covered Individual fails to satisfy the minimum requirements, our Board will have the discretion to take a number of actions as it determines appropriate, including prohibiting the individual from selling any shares acquired through the vesting or the exercise of equity awards, other than shares needed to pay applicable taxes and exercise prices, until the minimum requirements of the guidelines are met.
Clawback Policy
We maintain a Policy for Recoupment of Incentive Compensation, which complies with the requirements of Rule 10D-1 under the Exchange Act, and the applicable Nasdaq listing standards (the Clawback Policy).
The Clawback Policy applies to each of our executive officers (as defined in the applicable Nasdaq Listing Standards and SEC rules). Subject to certain exceptions, the Clawback Policy requires the Board to recover incentive-based compensation paid to any of our executive officers to the extent that Roku is required to restate its financial statements due to material noncompliance with financial reporting requirements. Incentive-based compensation subject to such recoupment includes any compensation granted, earned, or vested based wholly or in part on the satisfaction of a financial reporting measure, received by the executive during the three fiscal years preceding the date Roku is required to prepare a restatement of its financial statements. The recovery amount will equal the amount of incentive-based compensation the executive officer received in excess of the amount such individual would have received had the value of the incentive-based compensation been calculated based on the restated financial statements and must be computed without regard to any taxes paid.
In addition, the Clawback Policy provides that the Board will have the right to (1) recover erroneously awarded incentive-based compensation from each employee with a stock level of senior vice president who is not otherwise an “executive officer” and (2) recover any equity or equity-based compensation from such individuals, and any covered individuals, that is granted, earned, or vested based solely on the satisfaction of time-based vesting conditions (other than stock options granted under the Supplemental Option Program or the CEO Mandatory Monthly Option Program).
Anti-Hedging and Anti-Pledging Policy
Under our Insider Trading Policy, all members of our Board, executive officers, employees, and certain contingent workers, and any entities or immediate family members or others whose trading activities are controlled or influenced by any of them, are prohibited from engaging in hedging transactions to protect against a decline in value of our common stock. Such transactions include, but are not limited to, short sales, transactions in put or call options, margin accounts, and other inherently speculative transactions. Additionally, we prohibit members of our Board, executive officers, employees, and certain contingent workers, and any entities or immediate family members or others whose trading activities are controlled or influenced by any of them, from pledging shares of our common stock as collateral for personal loans, purchasing our common stock on margin, or holding our common stock in a margin account.
Tax and Accounting Implications
Deductibility of Executive Compensation
Under Section 162(m) of the Code (Section 162(m)), compensation paid to any “covered employee” of a publicly held corporation that exceeds $1 million per taxable year is generally non-deductible, unless the compensation qualifies for the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Roku, Inc. 2026 Proxy Statement	35

Although the Compensation Committee may consider tax implications as a factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of Roku and its stockholders, which may include providing for compensation that is not deductible by Roku due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Roku’s business needs.
No Tax Reimbursements or Gross-ups
We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the officer might owe as a result of the application of Sections 280G, 4999, or 409A of the Code, and we have not agreed and are not otherwise obligated to provide any NEOs with any such “gross-up” or other reimbursement.
Accounting for Stock-Based Compensation
We account for equity compensation paid to our employees under FASB ASC Topic 718, which requires us to measure the grant date fair value of our equity-based awards and recognize the grant date fair value as an expense over the requisite service period of the award. This calculation is performed for accounting purposes and reported in the tables under the heading “Executive Compensation,” even though the recipient of the awards may never realize any value from the awards.
Compensation Risk Assessment
Our management team and the Compensation Committee each play a role in evaluating and monitoring whether our compensation programs, policies, and practices for all employees, including our NEOs, encourage excessive risk-taking. Compensia, the Compensation Committee’s independent compensation consultant, performed an assessment of our executive compensation programs, policies, and practices. Management conducted a parallel assessment of our non-executive employee compensation programs, policies, and practices. Both assessments concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Roku. The Compensation Committee has reviewed these reports and agreed with the conclusions.
The risk assessment process considered various features of our compensation programs, policies, and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:
•	Pay program oversight by an independent Compensation Committee;
•	Formal annual review of executive compensation peer group, market positioning, and cash/equity mix;
•	Executive compensation pay mix that ties compensation to long-term company performance;
•	Comprehensive formal insider trading policies prohibiting pledging or margining of our stock and engaging in hedging activities;
•	Formal equity grant administration policy;
•	Formal clawback policy;
•	Formal stock ownership guidelines;
•	Sales compensation practices that are consistent with market norms and do not overemphasize commissions;
•	Reasonable severance/change in control agreements;
•	Use of an independent compensation consultant; and
•	Inclusion of an annual limit on non-employee director compensation in the equity plan and regular reviews of director compensation levels against peers.
36	Roku, Inc. 2026 Proxy Statement

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Roku’s Annual Report on Form 10-K for the year ended December 31, 2025.
Compensation Committee
Ray Rothrock (Chair)
Jeffrey Blackburn
Neil Hunt
Roku, Inc. 2026 Proxy Statement	37

Executive Compensation
Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by, or paid to our NEOs during the years ended December 31, 2025, 2024, and 2023. The amounts shown in the “Total” column of the table do not reflect amounts actually received by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Anthony Wood Chief Executive Officer, President, and Chairman	2025	1,000,000	—	12,702,990	12,832,220	29,910(2)	26,565,120
	2024	1,118,579(3)	—	—	26,560,419(4)	18,848(5)	27,697,846
	2023	1,200,000(3)	—	7,574,982	11,425,151(6)	18,825(5)	20,218,958
Dan Jedda Chief Financial Officer and Chief Operating Officer	2025	2,625,000	—	7,247,037	—	27,677(2)	9,899,714
	2024	2,353,893	—	980,746	—	18,848(5)	3,353,487
	2023	1,373,077	—	16,605,834(7)	—	60,969(8)	18,039,880
Charlie Collier President, Roku Media	2025	6,825,000	—	7,084,424	—	21,843(5)	13,931,267
	2024	6,825,000(9)	—	3,824,864	—	18,848(5)	10,668,712
	2023	6,825,000(9)	—	—	—	18,825(5)	6,843,825
Mustafa Ozgen President, Devices, Products, and Technology	2025	2,555,000	—	4,822,028	—	32,143(2)	7,409,171
	2024	2,555,000	—	4,772,923	—	18,848(5)	7,346,771
	2023	2,555,000	—	4,492,934	—	18,825(5)	7,066,759
Chris Handman SVP and General Counsel	2025	455,671	300,000(10)	10,340,055(11)	—	3,641(5)	11,099,367
(1)
Amounts shown in these columns do not reflect dollar amounts actually realized by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of each RSU or stock option, as applicable, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on February 13, 2026. In the case of stock options, our NEOs will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of the stock options. The RSU and stock option grants are also reflected in the Grants of Plan-Based Awards table. Under the Equity Choice Program, our NEOs had the opportunity to select whether their equity awards would be granted 100% in the form of stock options, 100% in the form of RSUs, or 50% in the form of stock options and 50% in the form of RSUs.

(2)	Reflects medical and life insurance premiums paid on behalf of the NEO, as well as an annual subscription to a digital privacy protection service.
(3)
Under the Supplemental Option Program, Mr. Wood elected to forgo $300,000 and $600,000 of this amount (the Stock Option Allocation Amount) during 2024 and 2023, respectively, in exchange for monthly grants of vested stock options at an intended valuation equal to the amount of such forgone salary. Upon the reduction of Mr. Wood’s base salary to $1,000,000 effective as of August 2024, his Stock Option Allocation Amount for 2024 was automatically proportionally reduced to $250,000, per the terms of the Supplemental Option Program.

(4)
Reflects the aggregate grant date fair values of Mr. Wood’s refresh equity award granted on August 16, 2024 as well as eight monthly awards granted under the CEO Mandatory Monthly Option Program (which the Compensation Committee discontinued in July 2024).

(5)	Reflects medical and life insurance premiums paid on behalf of the NEO.
(6)
Reflects the aggregate grant date fair values of the stock option portion of Mr. Wood’s refresh equity award granted on September 15, 2023 as well as 12 monthly awards granted under the CEO Mandatory Monthly Option Program.

(7)	Reflects the grant date fair value of Mr. Jedda’s new hire equity award made in connection with his joining Roku in May 2023 and represents four years of award vesting.
(8)	Reflects medical and life insurance premiums paid on behalf of Mr. Jedda, as well as a one-time relocation payment of $50,000.
(9)
Under the Supplemental Option Program, Mr. Collier elected to forgo $1,000,000 of this amount in each of 2023 and 2024 in exchange for monthly grants of vested stock options at an intended valuation equal to the amount of such forgone salary.

38	Roku, Inc. 2026 Proxy Statement

(10)	Reflects a one-time new hire sign-on payment.
(11)	Reflects the grant date fair value of Mr. Handman’s new hire equity award made in connection with his joining Roku in October 2025 and represents two years of award vesting.
Grants of Plan-Based Awards in 2025
The following table provides information regarding grants of plan-based awards to our NEOs for the year ended December 31, 2025.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Anthony Wood	1/2/2025	—	504(2)	74.49	21,451
	8/15/2025	—	229,607(3)	90.29	12,345,739
	8/15/2025	—	9,567(4)	90.29	486,481
	8/15/2025	5,628(5)	—	—	508,152
	8/15/2025	135,063(6)	—	—	12,194,838
Dan Jedda	8/15/2025	16,883(5)	—	—	1,524,366
	8/15/2025	33,484(10)	—	—	3,023,270
	8/15/2025	29,897(11)	—	—	2,699,400
Charlie Collier	1/2/2025	—	2,014(7)	74.49	85,720
	8/15/2025	78,463(8)	—	—	7,084,424
Mustafa Ozgen	8/15/2025	53,406(6)	—	—	4,822,028
Chris Handman	11/3/2025	95,186(9)	—	—	10,340,055
Note: Each vesting schedule described below is subject to the NEO’s continuous service as of each vesting date. If a vesting date falls on a holiday or weekend, the equity award will vest on the next business day.
(1)
Amounts shown in this column do not reflect dollar amounts actually realized by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of each RSU or stock option, as applicable, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 13, 2026. In the case of stock options, our NEOs will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of such stock options.

(2)	This stock option was granted, and vested upon grant, under the Supplemental Option Program in exchange for Mr. Wood’s forgone salary in 2024 as described in Note 3 to the Summary Compensation Table.
(3)	Vests in 36 substantially equal monthly installments beginning on the vesting commencement date of October 1, 2025.
(4)	Vests in 12 substantially equal monthly installments beginning on the vesting commencement date of October 1, 2025.
(5)	Vests in four substantially equal quarterly installments beginning on the vesting commencement date of November 15, 2025.
(6)	Vests in 12 substantially equal quarterly installments beginning on the vesting commencement date of November 15, 2025.
(7)
This stock option was granted, and vested upon grant, under the Supplemental Option Program in exchange for Mr. Collier’s forgone salary in 2024 as described in Note 9 to the Summary Compensation Table.

(8)	Vests in four quarterly installments beginning on the vesting commencement date of September 1, 2027.
(9)	Vests in eight substantially equal quarterly installments beginning on the vesting commencement date of March 1, 2026.
(10)	Vests in eight substantially equal quarterly installments beginning on the vesting commencement date of November 15, 2025.
(11)	Vests in five substantially equal quarterly installments beginning on the vesting commencement date of September 1, 2027.
Roku, Inc. 2026 Proxy Statement	39

Outstanding Equity Awards as of December 31, 2025
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2025.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Anthony Wood	3/1/2019	3/1/2019	1,507(1)	—	69.08	2/28/2029	—	—
	4/1/2019	4/1/2019	1,508(1)	—	69.11	3/31/2029	—	—
	5/1/2019	5/1/2019	1,635(1)	—	63.69	4/30/2029	—	—
	6/3/2019	6/3/2019	1,161(1)	—	89.71	6/2/2029	—	—
	7/1/2019	7/1/2019	1,140(1)	—	91.37	6/30/2029	—	—
	8/1/2019	8/1/2019	1,033(1)	—	100.85	7/31/2029	—	—
	8/1/2019	9/14/2022	287,730	—	100.85	7/31/2029	—	—
	9/3/2019	9/3/2019	664(1)	—	156.88	9/2/2029	—	—
	10/1/2019	10/1/2019	1,017(1)	—	102.40	9/30/2029	—	—
	11/1/2019	11/1/2019	711(1)	—	146.50	10/31/2029	—	—
	12/2/2019	12/2/2019	766(1)	—	136.07	12/1/2029	—	—
	1/2/2020	1/2/2020	759(1)	—	137.10	1/1/2030	—	—
	2/3/2020	2/3/2020	758(1)	—	127.50	2/2/2030	—	—
	3/2/2020	3/2/2020	843(1)	—	114.67	3/1/2030	—	—
	4/1/2020	4/1/2020	1,173(1)	—	82.42	3/31/2030	—	—
	5/1/2020	5/1/2020	847(1)	—	114.02	4/30/2030	—	—
	6/1/2020	6/1/2020	856(1)	—	112.95	5/31/2030	—	—
	7/1/2020	7/1/2020	753(1)	—	128.39	6/30/2030	—	—
	8/3/2020	8/3/2020	597(1)	—	161.82	8/2/2030	—	—
	8/17/2020	9/14/2023	256,934	—	145.71	8/16/2030	—	—
	9/1/2020	9/1/2020	539(1)	—	179.27	8/31/2030	—	—
	10/1/2020	10/1/2020	483(1)	—	200.34	9/30/2030	—	—
	11/2/2020	11/2/2020	467(1)	—	206.88	11/1/2030	—	—
	12/1/2020	12/1/2020	338(1)	—	285.71	11/30/2030	—	—
	1/4/2021	1/4/2021	304(1)	—	317.90	1/3/2031	—	—
	2/1/2021	2/1/2021	139(1)	—	416.20	1/31/2031	—	—
	3/1/2021	3/1/2021	138(1)	—	420.31	2/28/2031	—	—
	4/1/2021	4/1/2021	175(1)	—	331.90	3/31/2031	—	—
	5/3/2021	5/3/2021	173(1)	—	335.31	5/2/2031	—	—
	6/1/2021	6/1/2021	166(1)	—	347.71	5/31/2031	—	—
	7/1/2021	7/1/2021	133(1)	—	435.67	6/30/2031	—	—
	8/2/2021	8/2/2021	138(1)	—	421.37	8/1/2031	—	—
	8/16/2021	9/14/2024	118,830	—	356.58	8/15/2031	—	—
	9/1/2021	9/1/2021	158(1)	—	368.10	8/31/2031	—	—
	10/1/2021	10/1/2021	184(1)	—	314.46	9/30/2031	—	—
	11/1/2021	11/1/2021	183(1)	—	317.72	10/31/2031	—	—
	12/1/2021	12/1/2021	279(1)	—	207.75	11/30/2031	—	—
	1/3/2022	1/3/2022	249(1)	—	233.19	12/31/2031	—	—
	2/1/2022	2/1/2022	1,403(1)	—	166.26	1/31/2032	—	—
	3/1/2022	3/1/2022	1,708(1)	—	136.62	2/29/2032	—	—
	4/1/2022	4/1/2022	1,858(1)	—	125.56	3/31/2032	—	—
	5/2/2022	5/2/2022	2,263(1)	—	103.13	5/1/2032	—	—
	6/1/2022	6/1/2022	2,571(1)	—	90.77	5/31/2032	—	—
	7/1/2022	7/1/2022	2,780(1)	—	83.91	6/30/2032	—	—
	8/1/2022	8/1/2022	3,255(1)	—	71.69	7/31/2032	—	—
40	Roku, Inc. 2026 Proxy Statement

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	8/19/2022	9/1/2022	442,864	—	74.15	8/18/2032	—	—
	9/1/2022	9/1/2022	3,417(1)	—	68.30	8/31/2032	—	—
	9/1/2022	9/1/2022	7,857(2)	—	68.30	8/31/2032	—	—
	10/3/2022	10/3/2022	3,917(1)	—	59.56	10/2/2032	—	—
	10/3/2022	10/3/2022	9,010(2)	—	59.56	10/2/2032	—	—
	11/1/2022	11/1/2022	4,109(1)	—	56.79	10/31/2032	—	—
	11/4/2022	11/4/2022	10,822(2)	—	49.59	11/3/2032	—	—
	12/1/2022	12/1/2022	3,903(1)	—	59.78	11/30/2032	—	—
	12/1/2022	12/1/2022	8,977(2)	—	59.78	11/30/2032	—	—
	1/3/2023	1/3/2023	5,753(1)	—	40.56	1/2/2033	—	—
	1/3/2023	1/3/2023	13,231(2)	—	40.56	1/2/2033	—	—
	2/1/2023	2/1/2023	1,748(1)	—	60.05	1/31/2033	—	—
	2/1/2023	2/1/2023	8,936(2)	—	60.05	1/31/2033	—	—
	3/1/2023	3/1/2023	1,650(1)	—	63.64	2/28/2033	—	—
	3/1/2023	3/1/2023	8,432(2)	—	63.64	2/28/2033	—	—
	4/3/2023	4/3/2023	1,598(1)	—	65.71	4/2/2033	—	—
	4/3/2023	4/3/2023	8,167(2)	—	65.71	4/2/2033	—	—
	5/1/2023	5/1/2023	1,852(1)	—	56.68	4/30/2033	—	—
	5/1/2023	5/1/2023	9,468(2)	—	56.68	4/30/2033	—	—
	6/1/2023	6/1/2023	1,794(1)	—	58.55	5/31/2033	—	—
	6/1/2023	6/1/2023	9,165(2)	—	58.55	5/31/2033	—	—
	7/3/2023	7/3/2023	1,606(1)	—	65.34	7/2/2033	—	—
	7/5/2023	7/5/2023	8,247(2)	—	65.07	7/4/2033	—	—
	8/1/2023	8/1/2023	1,078(1)	—	97.49	7/31/2033	—	—
	8/1/2023	8/1/2023	5,504(2)	—	97.49	7/31/2033	—	—
	9/1/2023	9/1/2023	1,285(1)	—	81.72	8/31/2033	—	—
	9/1/2023	9/1/2023	5,139(2)	—	81.72	8/31/2033	—	—
	9/15/2023	10/1/2023	134,097	44,699(3)	76.26	9/14/2033	—	—
	9/15/2023	11/15/2023	—	—	—	—	24,833(5)	2,694,132
	10/2/2023	10/2/2023	1,490(1)	—	70.50	10/1/2033	—	—
	10/2/2023	10/2/2023	5,957(2)	—	70.50	10/1/2033	—	—
	11/1/2023	11/1/2023	1,759(1)	—	59.70	10/31/2033	—	—
	11/6/2023	11/6/2023	5,042(2)	—	83.30	11/5/2033	—	—
	12/1/2023	12/1/2023	1,014(1)	—	103.54	11/30/2033	—	—
	12/1/2023	12/1/2023	4,056(2)	—	103.54	11/30/2033	—	—
	1/2/2024	1/2/2024	1,180(1)	—	89.00	1/1/2034	—	—
	1/2/2024	1/2/2024	4,719(2)	—	89.00	1/1/2034	—	—
	2/1/2024	2/1/2024	507(1)	—	88.65	1/31/2034	—	—
	2/1/2024	2/1/2024	4,737(2)	—	88.65	1/31/2034	—	—
	3/1/2024	3/1/2024	711(1)	—	63.35	2/28/2034	—	—
	3/1/2024	3/1/2024	6,629(2)	—	63.35	2/28/2034	—	—
	4/1/2024	4/1/2024	701(1)	—	64.19	3/31/2034	—	—
	4/1/2024	4/1/2024	6,543(2)	—	64.19	3/31/2034	—	—
	5/1/2024	5/1/2024	761(1)	—	59.13	4/30/2034	—	—
	5/7/2024	5/7/2024	6,983(2)	—	60.14	5/6/2034	—	—
	6/3/2024	6/3/2024	776(1)	—	57.94	6/2/2034	—	—
	6/3/2024	6/3/2024	7,248(2)	—	57.94	6/2/2034	—	—
	7/1/2024	7/1/2024	721(1)	—	62.47	6/30/2034	—	—
	7/1/2024	7/1/2024	6,723(2)	—	62.47	6/30/2034	—	—
Roku, Inc. 2026 Proxy Statement	41

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	8/6/2024	8/6/2024	848(1)	—	53.03	8/5/2034	—	—
	8/6/2024	8/6/2024	7,920(2)	—	53.03	8/5/2034	—	—
	8/16/2024	9/1/2024	315,947	394,935(3)	58.58	8/15/2034	—	—
	9/3/2024	9/3/2024	575(1)	—	65.22	9/2/2034	—	—
	10/1/2024	10/1/2024	505(1)	—	74.34	9/30/2034	—	—
	11/4/2024	11/4/2024	558(1)	—	67.18	11/3/2034	—	—
	12/2/2024	12/2/2024	486(1)	—	77.05	12/1/2034	—	—
	1/2/2025	1/2/2025	504(1)	—	74.49	1/1/2035	—	—
	8/15/2025	10/1/2025	2,391	7,176(4)	90.29	8/14/2035	—	—
	8/15/2025	10/1/2025	19,133	210,474(3)	90.29	8/14/2035	—	—
	8/15/2025	11/15/2025	—	—	—	—	4,221(7)	457,936
	8/15/2025	11/15/2025	—	—	—	—	123,808(5)	13,431,930
Dan Jedda	6/1/2023	9/1/2023	—	—	—	—	106,357(6)	11,538,671
	8/15/2025	11/15/2025	—	—	—	—	12,663(7)	1,373,809
	8/15/2025	11/15/2025	—	—	—	—	29,299(11)	3,178,649
	8/15/2025	9/1/2027	—	—	—	—	29,897(12)	3,243,526
Charlie Collier	11/4/2022	12/4/2022	272,125	225,917(8)	49.59	11/3/2032	—	—
	11/4/2022	3/1/2023	—	—	—	—	117,359(6)	12,732,278
	2/1/2023	2/1/2023	2,914(1)	—	60.05	1/31/2033	—	—
	3/1/2023	3/1/2023	2,750(1)	—	63.64	2/28/2033	—	—
	4/3/2023	4/3/2023	2,663(1)	—	65.71	4/2/2033	—	—
	5/1/2023	5/1/2023	3,087(1)	—	56.68	4/30/2033	—	—
	6/1/2023	6/1/2023	2,989(1)	—	58.55	5/31/2033	—	—
	7/3/2023	7/3/2023	2,678(1)	—	65.34	7/2/2033	—	—
	8/1/2023	8/1/2023	1,795(1)	—	97.49	7/31/2033	—	—
	9/1/2023	9/1/2023	2,142(1)	—	81.72	8/31/2033	—	—
	10/2/2023	10/2/2023	2,482(1)	—	70.50	10/1/2033	—	—
	11/1/2023	11/1/2023	2,932(1)	—	59.70	10/31/2033	—	—
	12/1/2023	12/1/2023	1,690(1)	—	103.54	11/30/2033	—	—
	1/2/2024	1/2/2024	1,966(1)	—	89.00	1/1/2034	—	—
	2/1/2024	2/1/2024	1,692(1)	—	88.65	1/31/2034	—	—
	3/1/2024	3/1/2024	2,367(1)	—	63.35	2/28/2034	—	—
	4/1/2024	4/1/2024	2,337(1)	—	64.19	3/31/2034	—	—
	5/1/2024	5/1/2024	2,537(1)	—	59.13	4/30/2034	—	—
	6/3/2024	6/3/2024	2,589(1)	—	57.94	6/2/2034	—	—
	7/1/2024	7/1/2024	2,401(1)	—	62.47	6/30/2034	—	—
	8/6/2024	8/6/2024	2,829(1)	—	53.03	8/5/2034	—	—
	8/16/2024	3/1/2027	—	—	—	—	65,293(9)	7,083,638
	9/3/2024	9/3/2024	2,300(1)	—	65.22	9/2/2034	—	—
	10/1/2024	10/1/2024	2,017(1)	—	74.34	9/30/2034	—	—
	11/4/2024	11/4/2024	2,233(1)	—	67.18	11/3/2034	—	—
	12/2/2024	12/2/2024	1,947(1)	—	77.05	12/1/2034	—	—
	1/2/2025	1/2/2025	2,014(1)	—	74.49	1/1/2035	—	—
	8/15/2025	9/1/2027	—	—	—	—	78,463(10)	8,512,451
42	Roku, Inc. 2026 Proxy Statement

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mustafa Ozgen	8/17/2020	4/1/2023	57,589	—	145.71	8/16/2030	—	—
	8/16/2021	4/1/2024	28,965	—	356.58	8/15/2031	—	—
	9/15/2023	11/15/2023	—	—	—	—	14,729(5)	1,597,949
	8/16/2024	11/15/2024	—	—	—	—	47,529(5)	5,156,421
	8/15/2025	11/15/2025	—	—	—	—	48,956(5)	5,311,236
Chris Handman	11/3/2025	3/1/2026	—	—	—	—	95,186(11)	10,326,729
Note: Each vesting schedule described below is subject to the NEO’s continuous service as of each vesting date. The market values of the RSU awards that have not vested were calculated by multiplying the number of shares underlying the award by $108.49, the closing price of our Class A common stock on December 31, 2025 (the last trading day of our fiscal year), as required by SEC rules. If a vesting date falls on a holiday or weekend, the equity award will vest on the next business day.
(1)	These stock options were granted, and vested upon grant, under the Supplemental Option Program.
(2)	These stock options were granted, and vested upon grant, under the CEO Mandatory Monthly Option Program.
(3)	Vests in 36 substantially equal monthly installments beginning on the vesting commencement date.
(4)	Vests in 12 substantially equal monthly installments beginning on the vesting commencement date.
(5)	Vests in 12 substantially equal quarterly installments beginning on the vesting commencement date.
(6)	Vests in 16 substantially equal quarterly installments beginning on the vesting commencement date.
(7)	Vests in four substantially equal quarterly installments beginning on the vesting commencement date.
(8)	Vests in 48 substantially equal monthly installments beginning on the vesting commencement date.
(9)	Vests in two substantially equal quarterly installments beginning on the vesting commencement date.
(10)	Vests in four quarterly installments beginning on the vesting commencement date.
(11)	Vests in eight substantially equal quarterly installments beginning on the vesting commencement date.
(12)	Vests in five substantially equal quarterly installments beginning on the vesting commencement date.
Stock Option Exercises and Stock Vested in 2025
The following table provides information regarding our NEOs’ stock option exercises and RSUs vested during the year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Anthony Wood	—	—	45,773	4,091,079
Dan Jedda	—	—	91,867	7,990,769
Charlie Collier	487,774	25,961,593	117,359	10,152,147
Mustafa Ozgen	—	—	60,766	5,208,837
Chris Handman	—	—	—	—
(1)
The value realized on exercise represents the difference between the exercise price per share of the stock option and the market price of our Class A common stock at the time of exercise multiplied by the number of shares exercised. The value realized was determined without considering any taxes that may have been owed.

(2)
The value realized upon vesting of RSUs was calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vesting date. The value realized was determined without considering any taxes that may have been owed.

Roku, Inc. 2026 Proxy Statement	43

Pension Benefits
Aside from our 401(k) Plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.
Potential Payments on Termination or Change in Control
Each NEO participates in our Severance Benefit Plan. Mr. Collier’s offer letter (filed as Exhibit 10.12 to our Annual Report on Form 10-K filed with the SEC on February 16, 2023) provides for certain modifications to his participation in the Severance Benefit Plan, including modified definitions of “cause” and “good reason.” Mr. Handman’s offer letter (filed as Exhibit 10.12 to our Annual Report on Form 10-K filed with the SEC on February 13, 2026) also provides for certain modifications to his participation in the Severance Benefit Plan, including a modified definition of “good reason.”
Under our Severance Benefit Plan:
•
In the event of an NEO’s termination without “cause” or such executive’s resignation for “good reason,” our CEO will be entitled to receive a lump-sum cash payment equal to 12 months of the CEO’s monthly total compensation target (TCT) (as defined in the Severance Benefit Plan) and all other applicable NEOs will be entitled to receive a lump-sum cash payment equal to nine months of the NEO’s monthly TCT (as defined in the Severance Benefit Plan or modified by an applicable offer letter).

•
In the event of an NEO’s termination of employment without “cause” or such executive’s resignation for “good reason,” in each case occurring on or within the 12 months following a “change in control” (each, as defined in the Severance Benefit Plan or modified by an applicable offer letter), then in lieu of the foregoing, our CEO will be entitled to receive a lump-sum cash payment equal to 12 months of the CEO’s monthly base salary and all other applicable NEOs will be entitled to receive a lump-sum cash payment equal to nine months of the NEO’s monthly base salary. In addition, 100% of each applicable NEO’s unvested equity awards will vest immediately effective as of the date of such NEO’s qualifying termination.

•
All such severance benefits are subject to the participant signing a general waiver and release of all known and unknown claims in favor of Roku in substantially the form provided in the Severance Benefit Plan.

44	Roku, Inc. 2026 Proxy Statement

The following table summarizes the estimated payments and benefits that would be provided to our NEOs upon an involuntary termination not in connection with a change in control or in connection with a change in control, as applicable, assuming the triggering event took place on December 31, 2025.

Name(1)	Non-Change in Control Termination ($)	Change in Control Termination ($)
Anthony Wood
Severance Payment	25,000,000(2)	1,000,000(3)
Equity Acceleration	—	41,697,083(4)
Total	25,000,000	42,697,083
Dan Jedda
Severance Payment	6,750,000(2)	1,968,750(3)
Equity Acceleration	—	19,334,654(4)
Total	6,750,000	21,303,404
Charlie Collier
Severance Payment	14,625,000(2)	5,118,750(3)
Equity Acceleration	—	41,634,878(4)
Total	14,625,000	46,753,628
Mustafa Ozgen
Severance Payment	5,475,000(2)	1,916,250(3)
Equity Acceleration	—	12,065,606(4)
Total	5,475,000	13,981,857
Chris Handman
Severance Payment	5,400,000(2)	1,890,000(3)
Equity Acceleration	—	10,326,729(4)
Total	5,400,000	12,216,729
(1)
All NEOs are subject to a better-after-tax provision under which, in the event of qualifying termination following a change in control, we would either pay the NEO (i) the full amount of their severance benefits or, alternatively, (ii) an amount of certain severance benefits otherwise payable to them such that the severance benefits will not be subject to the tax imposed by Section 4999 of the Code, whichever produces the better after-tax result for such NEO.

(2)
Under the Severance Benefit Plan, cash severance payments for a Non-Change in Control Termination consist of a lump-sum payment equal to the product of the applicable NEO’s then-current monthly TCT and the participant’s severance multiplier (12 months for Mr. Wood and nine months for the other applicable NEOs). This severance payment will be paid as soon as reasonably practicable following the release effective date (as defined in the Severance Benefit Plan) but in no event later than March 15 of the year following the year in which such termination was effective.

(3)
Under the Severance Benefit Plan, cash severance payments for a Change in Control Termination consist of a lump-sum payment equal to the product of the applicable NEO’s then-current monthly base salary and the participant’s severance multiplier (12 months for Mr. Wood and nine months for the other applicable NEOs). This severance payment will be paid as soon as reasonably practicable following the release effective date (as defined in the Severance Benefit Plan) but in no event later than March 15 of the year following the year in which such termination was effective.

(4)
In the event of a Change in Control Termination, any unvested portion of an equity award granted to the NEO under our equity incentive plans will vest in full effective as of the date of such NEO’s termination. As required by SEC rules, the estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock options subject to acceleration held by the NEO as of December 31, 2025 by the difference between the exercise price of the stock option and the closing price of our Class A common stock on December 31, 2025 ($108.49), and the estimated benefit amount of unvested RSUs was calculated by multiplying the number of unvested RSUs held by the NEO as of December 31, 2025 by the closing price of our Class A common stock on December 31, 2025 ($108.49).

Roku, Inc. 2026 Proxy Statement	45

Pay Versus Performance
Below we provide disclosure regarding executive compensation for our CEO and non-CEO NEOs and our performance for the fiscal years listed below in accordance with the applicable SEC rules. For the most recently completed fiscal year and the fiscal years represented in the table, we did not use any “financial performance measures” as defined in the applicable SEC rules to link compensation paid to our NEOs to our performance. Accordingly, we have omitted the “company selected measure” and the tabular list of financial performance measures described in the applicable SEC rules.
The amounts set forth below under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to Non-CEO NEOs” have been calculated in a manner consistent with the applicable SEC rules. Use of the term “compensation actually paid” (CAP) is required by the SEC’s rules, and, as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals for the fiscal years listed below.

Fiscal Year(1)	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($) (in thousands)
					TSR ($)	Peer Group TSR ($)(4)
2025	26,565,120	47,142,331	10,584,880	17,352,593	32.68	247.03	88,361
2024	27,697,846	57,801,785	8,231,739	3,300,463	22.39	178.23	(129,386)
2023	20,218,958	46,504,701	9,439,261	24,541,372	27.61	122.43	(709,561)(5)
2022	20,991,685	(77,933,918)	20,448,128	5,762,267	12.26	69.69	(498,005)
2021	18,133,692	(51,681,097)	5,005,742	(7,130,167)	68.73	133.18	242,385
(1)
The CEO in each year was Anthony Wood. The non-CEO NEOs in each year were as follows: 2025 – Dan Jedda, Charlie Collier, Mustafa Ozgen, and Chris Handman; 2024 – Dan Jedda, Charlie Collier, Mustafa Ozgen, Louise Pentland, and Gidon Katz; 2023 – Dan Jedda, Charlie Collier, Mustafa Ozgen, Gidon Katz, and Steve Louden; 2022 – Steve Louden, Charlie Collier, Gidon Katz, and Mustafa Ozgen; 2021 – Steve Louden, Stephen H. Kay, Mustafa Ozgen, and Scott Rosenberg.

46	Roku, Inc. 2026 Proxy Statement

(2)	To determine the CAP to our CEO, the amounts reported in the Total column of the Summary Compensation Table for the applicable year were adjusted as follows:

	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Summary Compensation Table Total for CEO	26,565,120	27,697,846	20,218,958	20,991,685	18,133,692
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(25,535,210)	(26,560,419)	(19,000,133)	(19,775,041)	(16,917,387)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	28,305,999	64,067,424	17,717,575	6,900,189	6,035,966
+ Year over Year Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	12,398,865	(5,077,940)	15,286,287	(58,312,566)	(69,472,019)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	2,609,555	5,331,267	4,802,620	2,732,858	—
+ Year over Year Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	2,798,002	(7,656,393)	7,479,394	(30,471,043)	10,538,650
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—
Compensation Actually Paid to CEO	47,142,331	57,801,785	46,504,701	(77,933,918)	(51,681,097)
*	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(3)	To determine the average CAP to our non-CEO NEOs, the amounts reported in the Total column of the Summary Compensation Table for the applicable year were adjusted as follows:
Roku, Inc. 2026 Proxy Statement	47

	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Average Summary Compensation Table Total for Non-CEO NEOs	10,584,880	8,231,739	9,439,261	20,448,128	5,005,742
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(7,373,386)	(5,016,733)	(5,139,320)	(18,676,467)	(4,270,687)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	7,986,600	5,512,653	6,605,446	11,948,736	1,812,690
+ Year over Year Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	4,566,300	(3,442,360)	10,487,559	(5,741,438)	(11,647,173)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	320,636	529,321	781,615	1,067,751	—
+ Year over Year Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	1,267,563	(2,514,157)	2,833,412	(3,284,443)	1,969,261
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	(466,601)	—	—
Average Compensation Actually Paid to Non-CEO NEOs	17,352,593	3,300,463	24,541,372	5,762,267	(7,130,167)
*	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(4)
Roku’s Total Shareholder Return (TSR) and the Peer Group TSR reflected in these columns for each year is calculated based on a fixed investment on December 31, 2020 of $100 through the end of the applicable year on the same cumulative basis as is used in Item 201(e) of Regulation S-K. Peer Group TSR reflects the cumulative TSR for our custom peer group used for purposes of the performance graph included in our Annual Report on Form 10-K filed with the SEC on February 13, 2026, consisting of Alphabet, Inc., Fox Corporation, fuboTV Inc., Interpublic Group of Companies, Inc., LiveRamp Holdings, Inc., Magnite, Inc., Meta Platforms, Inc., Netflix, Inc., Paramount Global, Pinterest, Inc., PubMatic, Inc., Snap, Inc., The Trade Desk, Inc., Vizio Holding Corp., The Walt Disney Company, and Warner Bros. Discovery, Inc. Vizio Holding Corp. was acquired in 2024 and is included in the Peer Group TSR through the last trade date. Interpublic Group of Companies, Inc. was acquired in 2025 and is included in the Peer Group TSR through the last trade date. Netflix, Inc. underwent a 10:1 stock split in 2025, and the Peer Group TSR reflects its post-split data.

(5)	Net Income (Loss) for 2023 includes restructuring charges of $356.1 million.
48	Roku, Inc. 2026 Proxy Statement

Relationship Between CAP and Performance Measures
The charts below illustrate the relationship between CAP to our CEO and our non-CEO NEOs (as calculated above), our TSR, our Peer Group TSR, and our net income (loss).

Pay Ratio
Below we provide information about the relationship of the annual total compensation of our “median employee” and the annual total compensation of Anthony Wood, our CEO, during 2025. For 2025, our last completed fiscal year:
•	The annual total compensation of our median employee (excluding our CEO) was $267,706;
•	The annual total compensation of our CEO was $26,565,120 (as reported in the Summary Compensation Table); and
•	The ratio of the annual total compensation of our CEO (as reported in the Summary Compensation Table) to the median employee’s annual total compensation was approximately 99:1.
The pay ratio disclosure rules permit companies to identify the median compensated employee once every three years unless there has been a material change in employee population or employee compensation arrangements that would significantly impact the pay ratio disclosure. For 2025, we used the same median employee who was identified in 2024 as we do not believe we have experienced any material changes in our employee population or employee compensation arrangements that would significantly impact the pay ratio disclosure.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Roku, Inc. 2026 Proxy Statement	49

Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options and awards (a)	Weighted-average exercise price of outstanding options(1) (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities in column (a)) (c)
	(in thousands, except weighted-average exercise price of outstanding options)
Equity compensation plans approved by security holders(2)	11,429	$82.85	44,121
Equity compensation plans not approved by security holders	—	—	—
Total	11,429	$82.85	44,121
(1)	RSUs have been excluded for purposes of computing weighted-average exercise prices in column (b) as they do not have an exercise price.
(2)
The number of securities remaining available for future issuance in column (c) includes 39,032 shares (in thousands) of Class A common stock available for issuance under the 2017 Plan and 5,089 shares (in thousands) of Class A common stock available for issuance under our 2017 Employee Stock Purchase Plan (the ESPP). Under the 2017 Plan, unless the Board or Compensation Committee acts to provide otherwise, the number of shares of Class A common stock available for issuance automatically increases on January 1st of each year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the preceding year, through January 1, 2034. Under the ESPP, unless the Board or Compensation Committee acts to provide otherwise, the number of shares of Class A common stock available for issuance automatically increases on January 1st of each year by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on the last day of the preceding year and (ii) 3,000,000 shares. We have not issued any shares of Class A common stock under the ESPP. In 2025, the Compensation Committee acted to toll the automatic increases in shares available for issuance under both the 2017 Plan and the ESPP, such that no additional shares were reserved for issuance on January 1, 2026 under either the 2017 Plan or the ESPP.

50	Roku, Inc. 2026 Proxy Statement

Certain Relationships and Related Transactions
We have adopted a Related Person Transaction Policy providing that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any of their immediate family members or affiliates, may not enter into a related person transaction with us without the prior consent of the Audit Committee (or other independent members of our Board if it is inappropriate for the Audit Committee to review such a transaction due to a conflict of interest). Any request for us to enter into such a transaction, in which the amount involved exceeds $120,000 and the related person has a direct or indirect interest, must first be presented to the Audit Committee for review, consideration, and approval. If a related person transaction was not a related person transaction when it was originally consummated, or was not identified as such before consummation, it will be submitted to the Audit Committee for review and ratification as soon as reasonably practicable. In approving or rejecting any such transaction, the Audit Committee will consider the relevant facts and circumstances, including, without limitation: the risks, costs, and benefits to Roku; the impact on our directors’ independence; the terms of the transaction; the availability of other sources for comparable services or products; and the terms available to or from unrelated third parties or to or from employees generally.
Below is a summary of transactions, since the beginning of our last fiscal year, in which we were a participant and the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any of their immediate family members or affiliates, had or will have a direct or indirect material interest.
Employment Arrangements and Equity Grants
We have entered into written employment terms agreements or offer letters with each of our NEOs other than Mr. Wood and have adopted a Severance Benefit Plan. For more information regarding these arrangements, see “Compensation Discussion and Analysis—Employment, Severance, and Change in Control Agreements” and “Executive Compensation—Potential Payments on Termination or Change in Control.” We have granted equity awards to our NEOs and our directors. For a description of these equity awards, see “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation.”
Indemnification Agreements
Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by our Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
Roku, Inc. 2026 Proxy Statement	51

Other Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and any person who owns more than 10% of a registered class of Roku’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Roku common stock and other Roku equity securities. SEC rules require officers, directors, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2025, our officers, directors, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except for the following: a late Form 4 was filed on behalf of Jeffrey Hastings to report the erroneous purchase and sale of 11 shares of Roku Class A common stock by an investment advisor without Mr. Hastings’ direction.
Annual Report on Form 10-K and SEC Filings
We have filed our Annual Report on Form 10-K for the year ended December 31, 2025 (the Annual Report) with the SEC. Our Annual Report and this proxy statement are posted on our investor relations website (roku.com/investor) and are available on the SEC’s website (www.sec.gov).
A copy of our Annual Report is also available without charge upon written request to us via email at ir@roku.com. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to the office of our Corporate Secretary at Roku, Inc., Attention: Corporate Secretary, 1701 Junction Ct., Suite 100, San Jose, California 95112.
No Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and such information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report,” the “Compensation Committee Report,” and the “Pay Versus Performance” sections of this proxy statement specifically are not incorporated by reference into any other filings with the SEC, are not deemed to be “soliciting material” and are not deemed “filed” with the SEC. In addition, this proxy statement includes several website addresses or references to additional company reports found on those websites. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports, is not part of this proxy statement and is not incorporated by reference.
52	Roku, Inc. 2026 Proxy Statement

ROKU, INC.
1173 COLEMAN AVENUE
SAN JOSE, CA 95110

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ROKU2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95740-P47663 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROKU, INC.

The Board of Directors recommends you vote FOR all of the following nominees:

Nominees:	For	Withhold
1a. Jeffrey Hastings	☐	☐
1b. Neil Hunt	☐	☐
1c. Anthony Wood	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory vote to approve our named executive officer compensation.	☐	☐	☐
3. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐

NOTE: To conduct any other business properly brought before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V95741-P47663

ROKU, INC.
Annual Meeting of Stockholders
June 11, 2026 9:00 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Anthony Wood, Dan Jedda and Chris Handman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ROKU, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on June 11, 2026, live via the internet at www.virtualshareholdermeeting.com/ROKU2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side